Exhibit 2

Execution Version

INVESTMENT NUMBER 26858

Loan Agreement

among

UABL BARGES (PANAMA) INC.
UABL TOWING SERVICES S.A.
MARINE FINANCIAL INVESTMENT CORP.
and
EASTHAM BARGES INC.
as joint and several Borrowers

and

INTERNATIONAL FINANCE CORPORATION

Dated as of September 15, 2008

i

Article/ Section	Item	Page No.

Article/ Section	Item	Page No.

ANNEX A	98

PROJECT COST AND FINANCIAL PLAN	98

ANNEX B	99

PROJECT AUTHORIZATIONS	99

ANNEX C	101

INSURANCE REQUIREMENTS	101

ANNEX D	106

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS	106

ANNEX E	110

ENVIRONMENTAL AND SOCIAL ACTION PLAN	110

SCHEDULE 1	113

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY	113

SCHEDULE 2	115

FORM OF REQUEST FOR DISBURSEMENT	115

SCHEDULE 3	118

FORM OF DISBURSEMENT RECEIPT	118

SCHEDULE 4	119

FORM OF ACCEPTANCE OF SERVICE OF PROCESS LETTER	119

SCHEDULE 5	121

FORM OF LETTER TO GUARANTOR'S AUDITORS	121

SCHEDULE 6	123

FORM OF BORROWER'S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS	123

Article/ Section	Item	Page No.

SCHEDULE 7	125

ACCEPTABLE BROKERS	125

SCHEDULE 8	126

ENVIRONMENTAL AND SOCIAL PERFORMANCE	126

LOAN AGREEMENT

LOAN AGREEMENT (this "Agreement") dated as of September 15, 2008 among: (1) UABL BARGES (PANAMA) INC., UABL TOWING SERVICES S.A. and MARINE FINANCIAL INVESTMENT CORP., each a corporation organized and existing under the laws of the Republic of Panama, and EASTHAM BARGES INC., a corporation organized and existing under the laws of the Republic of Liberia, as joint and several borrowers (together, the "Borrowers"); and (2) INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Panama and the Republic of Liberia ("IFC").

WHEREAS:

A.
The Borrowers have requested that IFC lend an aggregate amount of up to thirty-five million Dollars ($35,000,000) to the Borrowers to partially finance: (i) the replacement of existing pushboat engines and the conversion of pushboats to install such engines, (ii) the enlargement and re-bottoming of existing barges, (iii) the construction and acquisition of additional pushboats and barges and (iv) supplies and related equipment for the foregoing; and

B.	IFC has agreed to lend such amounts to the Borrowers on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01.  Definitions.   Wherever used in this Agreement, the following terms have the meanings opposite them:

"Acceptable Broker"
means any of the sale and purchase ship brokerage companies listed in Schedule 7, as such list may from time to time be amended by agreement between IFC and the Borrowers; and any other Person that IFC may from time to time designate as an Acceptable Broker;

"Accounting Standards"	means US Generally Accepted Accounting Principles ("USGAAP") consistently applied;

"Action Plan"
means the set of environmental, health, safety and social activities with specific deadlines to ensure compliance with the Performance Standards as agreed between the IFC and the Guarantor on June 25, 2008, as such Action Plan may be amended or supplemented from time to time with IFC's consent (a copy of the Action Plan is attached here as Annex E);

"Affiliate"
means any Person directly or indirectly controlling, controlled by or under common control with, another Person (for purposes of this definition, "control" means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of ten per cent (10%) or more of the voting capital stock of a Person is deemed to constitute control of that Person, and "controlling" and "controlled" have corresponding meanings);

"Annual Monitoring Report"
means an annual report setting out the specific social, environmental and developmental impact reporting requirements of each Borrower in respect of its operations, confirming that it is conducting operations in compliance with Applicable S&E Law, the Action Plan and in a manner consistent with the Performance Standards, or, as the case may be, detailing any non-compliance or inconsistency together with the action being taken to ensure compliance and in a form satisfactory to IFC, as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC's consent (a copy of the Annual Monitoring Report is attached hereto as Schedule 8);

"Applicable S&E Law"
means all applicable statutes, laws, ordinances, rules and regulations of Argentina, Bolivia, Brazil, Paraguay and Uruguay, including but not limited to any license, permit or other governmental authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

"Auditors"
means Pistrelli, Henry, Martin y Asociados SRL, Member of E&Y Global or such other firm of internationally recognized independent public accountants that the Guarantor or a Borrower appoints from time to time as their auditors pursuant to Section 5.01 (e) (Affirmative Covenants);

"Authority"
means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization"	means:

(a)
any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period; or

(b)	all corporate, creditors' and shareholders' approvals or consents;

"Authorized Representative"

means any natural person who is duly authorized by a Borrower, the Guarantor or a Bareboat Charterer, as the case may be, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Borrower, the Guarantor or such Bareboat Charterer, as the case may be, to IFC;

"Bareboat Charter"	means, collectively:

(a)	a bareboat charter party between a Borrower and Cornamusa providing for the demise charter of one or more Mortgaged Vessels owned by such Borrower or another Guarantor Subsidiary to Cornamusa; and

(b)	any other lease agreement or bareboat charter party in respect of one or more Mortgaged Vessels entered into by a Borrower as owner or demise owner;

and in the singular means any one of them as the context may require;

"Bareboat Charter Assignment"
means an assignment in respect of a Bareboat Charter executed by a Borrower or another Guarantor Subsidiary in favor of the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Bareboat Charter Assignment Acknowledgement and Consent"	means an acknowledgement and consent executed by a Bareboat Charterer with respect to each Bareboat Charter Assignment;

"Bareboat Charterer"	means the charterer pursuant to any of the Bareboat Charters;

"Business Day"
means a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03 (d) (ii) (Interest), London, England;

"CAO"
means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

"CAO's Role"	means, as the context may require, to:

(a)	respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

(b)
oversee audits of IFC's social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC's social and environmental policies, guidelines, procedures and systems;

"Certificate of Incumbency and Authority"	means a certificate provided to IFC by a Borrower, the Guarantor or a Bareboat Charterer in the form of Schedule 1;

"Coercive Practice"	means the impairing or harming, or threatening to impair or harm, directly or indirectly, any Person or the property of such Person to influence improperly the actions of a Person;

"Collateral"
means all collateral referred to in the Security Documents and all other property that is or is intended to be subject to any Lien in favor of IFC or the Security Trustee acting, inter alia, for the benefit of IFC and/or OFID;

"Collateral Trust Agreement"
means the agreement among the Security Trustee, IFC as lender under this Agreement and IFC as lender under the UABLPY Loan Agreement, and consented to by each of the Borrowers and UABLPY for the limited purposes stated therein, that creates a trust over the Collateral to be held by the Security Trustee for the benefit of IFC as lender under this Agreement and IFC as lender under the UABLPY Loan Agreement and that provides the manner in which (a) such trust is to be administered by the Security Trustee and (b) the proceeds of enforcement against the Collateral are to be distributed to and applied by IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement, the Borrowers and UABLPY, it being understood and agreed that if the Parallel Loan is made OFID will be added as a party to the Collateral Trust Agreement;

"Collusive Practice"	means an arrangement between two or more Persons designed to achieve an improper purpose, including to influence improperly the actions of another Person;

"Consolidated or Consolidated Basis"
means with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document the method referred to in Section 1.02 (c) (Financial Calculations);

"Constitutive Documents"
means with respect to each Borrower and the Guarantor, its certificate of incorporation and by-laws and, with respect to any other Person (other than a natural person), its constitutive documents, howsoever called;

"Cornamusa"	means Corporación de Navegación Mundial S.A., a corporation organized and existing under the laws of Chile;

"Corrupt Practice"	means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another Person;

"Country"
means, in respect of each of UABL Barges (Panama) Inc., UABL Towing Services S.A. and Marine Financial Investment Corp., the Republic of Panama, and in respect of Eastham Barges Inc., the Republic of Liberia;

"Current Assets"
means the aggregate of a Person's cash, inventories, investments classified as "held for trading", investments classified as "available for sale", trade and other receivables realizable within one year, and prepaid expenses which are to be charged to income within one year;

"Current Liabilities"	means the aggregate of all liabilities of a Person falling due on demand or within one year (including the portion of Long-term Debt, but excluding Shareholder Loans, falling due within one year);

"Current Ratio"	means the result obtained by dividing Current Assets (less prepaid expenses) by Current Liabilities;

"Debt to Equity Ratio"	means the result obtained by dividing Financial Debt by Shareholders' Equity;

"Debt Service"	means the aggregate amount of principal, interest and fees scheduled to be paid by the Borrowers under the terms of this Agreement falling due in the next six months over the Security Period;

"Debt Service Reserve Account"	means account number 1014149 opened in the name of the Borrowers and UABLPY with M&T Trust Company of Delaware;

"Debt Service Reserve Account Pledge"
means a pledge in respect of the Debt Service Reserve Account executed by the Borrowers and UABLPY in favor of the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Deputy Commissioner's Office"	means the office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia, in New York, New York;

"Derivative Transaction"	means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

"Disbursement"	means any disbursement of the Loan;

"Dollars" and "$"	means the lawful currency of the United States of America;

"Eastham Barges"	means Eastham Barges Inc., a corporation organized and existing under the laws of the Republic of Liberia;

"EH&S Management System"	means a Person's environmental, health and safety management system;

"Event of Default"	means any one of the events specified in Section 6.02 (Events of Default);

"Fair Market Value"	means:

(a)
in relation to any Mortgaged Vessel that was acquired by a Borrower or another Guarantor Subsidiary within ninety (90) days of the relevant date of valuation from any Person who was not, at the time of such acquisition, a member of the Ultrapetrol Group, the contracted acquisition price of such Mortgaged Vessel for such acquisition plus, if the relevant acquisition includes delivery in the United States of America, all costs reasonably incurred in connection with positioning such Mortgaged Vessel(s) in the Parana-Paraguay River System (the "River System") in Latin America; or

(b)
in relation to any other Mortgaged Vessel, the fair market value of such Mortgaged Vessel, determined conclusively by the average of two valuations made (each at the expense of the Borrowers) not more than 45 days prior to the relevant date of valuation by two Acceptable Brokers selected by IFC, such valuations being made on an "as is where is" basis, on the basis of a sale for prompt delivery for cash on normal arm's-length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and on the basis of the market along the River System in Latin America or on the basis of the market in the United States appropriately adjusted for all costs reasonably incurred in connection with positioning such Mortgaged Vessel(s) in the River System in Latin America; provided that if the higher of the two valuations referred to above is more than one hundred and twenty per cent (120%) of the lower of such two valuations, then the fair market value of such Mortgaged Vessel shall be determined conclusively as the average of: (A) the higher of the two valuations aforesaid, (B) the lower of the two valuations aforesaid and (C) a third valuation by an Acceptable Broker selected by the Borrowers;

"Financial Debt"	means any indebtedness of a Person or Persons, individually or in the aggregate, for or in respect of:

(a)	borrowed money;

(b)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(c)
the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(d)
non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(e)	the amount of any obligation in respect of any Financial Lease;

(f)
amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(g)	the amount of such Person's obligations under any Derivative Transactions (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(h)	any premium payable on a redemption or replacement of any of the foregoing items; and

(i)	without double counting the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other person;

provided that, for the avoidance of doubt, Financial Debt does not include any Shareholder Loan provided by Ultrapetrol and/or the Shareholders that is subordinated in payment and liquidation to the Loan;

"Financial Lease"	means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

"Financial Plan"	means the proposed sources of financing for the Project as set out in Annex A (Project Cost and Financial Plan);

"Financial Year"	means with respect to a Borrower or the Guarantor the accounting year of such Person commencing each year on January 1 and ending on the following December 31;

"Fraudulent Practice"	means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation;

"General Ventures"	means General Ventures Inc., a corporation organized and existing under the laws of Liberia;

"Guarantee Agreement"
means the agreement entitled "Guarantee Agreement" dated the date of this Agreement between the Guarantor and IFC, pursuant to which, inter alia, the Guarantor unconditionally and irrevocably guarantees the obligations of the Borrowers under this Agreement and UABLPY under the UABLPY Loan Agreement;

"Guarantor"	means UABL Limited, a corporation organized and existing under the laws of the Bahamas;

"Guarantor Subsidiary"	means any entity:

(a)	over 50% of whose capital stock is owned, directly or indirectly, by the Guarantor;

(b)	for which the Guarantor may nominate or appoint a majority of the members of the board of directors or other body performing similar functions; or

(c)	which is otherwise effectively controlled by the Guarantor;

"Historical Debt Service Coverage Ratio"	means with respect to a Person the ratio obtained by dividing:

(a)
the aggregate, for the last 4 fiscal quarters prior to the relevant date of calculation, of (i) Net Income for such calculation period, (ii) Non-Cash Items, (iii) the amount of all payments that were due during such calculation period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income), and (iv) the amount of all charter hire payments due during such calculation period that were subordinated in payment and liquidation to the Loan, less (v) the aggregate amount of all maintenance capital expenditures made during such calculation period, to the extent such expenditures were not already deducted from Net Income;

by

(b)
all scheduled payments (including balloon payments) that fell due during such calculation period on account of principal of Long-term Debt and interest and other charges on all Financial Debt but excluding voluntary prepayments;

"IFC Security"	means the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrowers to IFC under this Agreement and the other Transaction Documents;

"Increased Costs"
means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any participant who has acquired a participation in the Loan in connection with the making or maintaining of the Loan that result from:

(a)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(b)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(i)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC;

(ii)	imposes a cost on IFC as a result of IFC having made the Loan or reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made the Loan;

(iii)	changes the basis of taxation on payments received by IFC in respect of the Loan (otherwise than by a change in taxation of the overall net income of IFC, if any); or

(iv)	imposes on IFC any other condition regarding the making or maintaining of the Loan;

"Increased Costs Certificate"
means a certificate provided from time to time by IFC (based, if appropriate, on a certificate to IFC from any participant who has acquired a participation in the Loan, if Increased Costs affect its participation), certifying:

(a)	the circumstances giving rise to the Increased Costs;

(b)	that the costs of IFC have increased or the rate of return has been reduced;

(c)	that either IFC or such participant has, in IFC's opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(d)           the amount of Increased Costs;

"Insurances"	means:

(a)
all policies and contracts of insurance (and reinsurance, if any), including entries of a Mortgaged Vessel in any protection and indemnity or war risks association, which are effected in respect of such Mortgaged Vessel, her earnings or otherwise in relation to her as stated in Annex C; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Insurance Assignment"
means in respect of each Mortgaged Vessel an assignment of such Mortgaged Vessel's Insurances among the owner of such Mortgaged Vessel, the
Bareboat Charterer of such Mortgaged Vessel and the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID as lender under the Parallel Loan Agreement, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Insurance Assignment Acknowledgements and Consents"	means the letter of undertaking executed by the relevant underwriters and protection and indemnity clubs in relation to each Insurance Assignment;

"Intercreditor Agreement"
means the agreement to be entered into between IFC as lender under this Agreement and the UABLPY Loan Agreement and OFID as a lender under the Parallel Loan Agreement (if the Parallel Loan Agreement is made) setting forth the manner in which the parties thereto agree to consult with each other with respect to the exercise of their rights under the Collateral Trust Agreement and to share the proceeds of enforcement against the Collateral;

"Interest Determination Date"	means except as otherwise provided in Section 2.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

"Interest Payment Date"
means June 15 and December 15 in each year or, in the case of any Interest Period of less than six (6) months, pursuant to Section 2.04 (Change in Interest Period), any day that is the 15th day of the month in which the relevant Interest Period ends;

"Interest Period"
means each period of six (6) months or, in the circumstances referred to in Section 2.04 (Change in Interest Period), each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

"Interest Rate"
means for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) and, if applicable, Section 2.04 (Change in Interest Period);

"Liabilities"	means, in respect of a Person, the aggregate of all obligations of such Person to pay or repay money, including, without limitation:

(a)	Financial Debt;

(b)
the amount of all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(c)	taxes (including deferred taxes);

(d)
trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(e)	accrued expenses, including wages and other amounts due to employees and other services providers;

(f)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(g)
to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any Person to the extent such Person guarantees them or otherwise obligate themselves to pay them;

"LIBOR"
means the British Bankers' Association ("BBA") interbank offered rates for deposits in Dollars which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such BBA rates; provided that if the BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, "LIBOR" shall mean the rate determined pursuant to Section 2.03 (d) (Interest);

"Lien"
means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Loan"	means the loan specified in Section 2.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

"Long-term Debt"	means that part of Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

"Major Guarantor Subsidiary"	means a Guarantor Subsidiary or a group of Guarantor Subsidiaries which by itself or on an aggregate basis owns Collateral or accounts for 5% or more of the Guarantor's total assets or total revenues;

"Marine Financial"	means Marine Financial Investment Corp., a corporation organized and existing under the laws of the Republic of Panama;

"Material Adverse Effect"	means, with respect to a Borrower, the Guarantor or another Guarantor Subsidiary, a material adverse effect on:

(a)	such Person's assets or properties;

(b)	such Person's prospects or financial condition;

(c)	the implementation of the Project, the Financial Plan or the carrying on of such Person's business or operations; or

(d)	the ability of such Person to comply with its obligations under this Agreement, or under any other Transaction Document;

"Mortgage"
means a first preferred Liberian mortgage over one or more of the Mortgaged Vessels, executed by the relevant Borrower or another Guarantor Subsidiary as owner in favor of the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Mortgaged Vessel"
means a Vessel owned by a Borrower or another Guarantor Subsidiary that is subject to a Mortgage, and shall include Vessels in the following priority (except when such a priority of assets imposes a significant cost to the Guarantor compared to other assets available for mortgage, as explained to IFC):

(a)	newly manufactured Vessels that are registered under the law of countries acceptable to IFC;

(b)	pushboats that are registered under the law of countries acceptable to IFC; and

(c)	other Liberian registered Vessels;

"Net Income"
means, for any calculation period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such calculation period;

"Non-Cash Items"
means for any calculation period, the net aggregate amount (which may be a positive or negative number) of all non-cash income and non-cash expense items which (under accrual accounting) have been added or subtracted in calculating Net Income during that calculation period, including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes and provisions for severance pay of staff and workers;

"Notes"
means the 9% first preferred ship mortgage notes due 2014, issued by Ultrapetrol, or such notes that may be issued in substitution or exchange thereof by Ultrapetrol as a result of refinancing or rescheduling of such notes, provided that any new notes in substitution or exchange for the existing Notes shall be (a) secured by not more than the existing security and guarantees that have been provided by the Guarantor Subsidiaries in respect of the existing Notes and (b) at no more favorable terms and conditions of the security and guarantees for the existing Notes, unless in the case of both (a) and (b) above the Security Coverage Ratio exceeds 1.6;

"Obstructive Practice"
means (a) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (b) acts intended to materially impede the exercise of IFC's access to contractually required information in connection with a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice;

"OFID"	means the OPEC Fund for International Development;

"Oceanpar"	means Oceanpar S.A., a corporation organized and existing under the laws of Paraguay;

"Other Financing Documents"	means, collectively:

(a)	the Collateral Trust Agreement;

(b)	the Intercreditor Agreement (if and when executed);

(c)	the Parallel Loan Documents (if and when executed);

(d)	the Shareholder Loan Agreements;

(e)           the Subordination Agreement; and

(f)	the UABLPY Loan Documents;

and in the singular means any one of them as the context may require;

"Parallel Loan"	means the loan provided under the Parallel Loan Agreement;

"Parallel Loan Agreement"
means the loan agreement made or to be made between OFID and UABLPY pursuant to which, subject to the terms and conditions therein, OFID will make available to UABLPY a loan in the amount of fifteen million Dollars ($15,000,000) for the same purposes as those for which the UABLPY Loan is made;

"Parallel Loan Documents"	means, collectively, the Parallel Loan Agreement and all guarantees and security documents executed per the terms of the Parallel Loan Agreement, and in the singular means any one of them;

"Parfina"	means Parfina S.A., a corporation organized and existing under the laws of Paraguay;

"Performance Standards"
means IFC's Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by the Borrowers and incorporated herein by reference;

"Permitted Liens"	means:

(a)	Liens created by the Security Documents;

(b)	Liens for unpaid but not overdue master's and crew's wages in accordance with usual maritime practice;

(c)	Liens for salvage;

(d)	Liens arising by operation of law for not more than two (2) months' prepaid hire under any charter or other contract of employment in relation to a Mortgaged Vessel not prohibited by this Agreement;

(e)
Liens for master's disbursements incurred in the ordinary course of trading and any other Lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Mortgaged Vessel, provided that such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant owner or bareboat charterer of such Mortgaged Vessel in good faith by appropriate steps);

(f)
any Lien created in favor of a plaintiff or defendant by any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant owner or bareboat charterer of such Mortgaged Vessel is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps and such Lien does not (and is not likely to) result in any sale, forfeiture or loss of a Mortgaged Vessel; and

(g)
Liens arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which reserves, as appropriate under the Accounting Standards, have been made;

"Person"
means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Potential Event of Default"	means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"Project"
means the investment program in 2007-2010 by the Guarantor and its Subsidiaries for: (a) the replacement of existing pushboat engines, and conversion of pushboats to install these engines, (b) the enlargement and re-bottoming of existing barges, (c) the construction and acquisition of additional pushboats and barges and (d) supplies and related equipment for the foregoing;

"Project Documents"	means, collectively:

(a)	the Bareboat Charters;

(b)	any bareboat charter party (or lease) between Cornamusa and UABLPY providing for the sub-demise charter by Cornamusa of Mortgaged Vessels owned by a Borrower to UABLPY; and

(c)
any bareboat charter party between any of Riverview, Oceanpar, Parfina or General Ventures, respectively, and the Guarantor providing for the demise charter of vessels owned by any of Riverview, Oceanpar, Parfina or General Ventures to the Guarantor;

and in the singular means any one of them as the context may require;

"Prospective Debt Service Coverage Ratio"	means, in respect of a Person, the ratio obtained by dividing:

(a)
the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available or for the last 4 fiscal quarters prior to the relevant date of calculation, where applicable, of (i) Net Income for that calculation period, (ii) Non-Cash Items, (iii) the amount of all payments that were due during that calculation period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income) and (iv) the amount of all charter hire payments due during that calculation period that were subordinated in payment and liquidation to the Loan;

by

(b)
the aggregate of (i) all scheduled payments (including balloon payments) that fall due during such calculation period in which the relevant  date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (ii) without double counting any payment already counted in the preceding sub-clause (i), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt but excluding voluntary prepayments;

where, for the purposes of clause (b) above:

(x)
subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)
interest on Short-term Debt payable in such calculation period in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrowers multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively; and

(z)
during any grace period year, for the computation of Prospective Debt Service Coverage Ratio for the purposes of determining the Relevant Spread, the scheduled payments shall include the amount of the first two scheduled principal repayments of the Loan, the UABLPY Loan and the Parallel Loan, if made;

"Relevant Spread"	means:

(a)	from and including the date of the first Disbursement to and including the first June 15 to fall thereafter, three per cent (3.0%) per annum; and

(b)	at all other times in accordance with the table below:

Guarantor Prospective Debt Service Coverage Ratio	Spread

4.01 and above	1.875%
3.75 - 4.00	2.000%
3.50 - 3.75	2.125%
3.25 - 3.50	2.250%
3.00 - 3.25	2.375%
2.75 - 3.00	2.500%
2.50 - 2.75	2.625%
2.25 - 2.50	2.750%
2.00 - 2.25	2.875%
1.75 - 2.00	3.000%
1.50 - 1.75	3.125%
below 1.50	3.250%

On May 15 of each year, the Borrowers shall submit to IFC a calculation of the Prospective Debt Service Coverage Ratio based on the Guarantor's audited consolidated financial statements for the previous financial year and the Relevant Spread from and including June 16 of such year to and including June 15 of the following year shall be calculated per the above table.  In the event that the Borrowers fail to submit by the May 15 deadline the calculation of the Guarantor's Prospective Debt Service Coverage Ratio, the Relevant Spread shall be (a) determined by IFC or (b) the existing spread at the time of calculation plus one-half of a per cent (0.5%); whichever is higher;

"Responsible Carrier Program"
means the framework of voluntary standards of conduct and practices established in 1994 by the American Waterways Organization for developing company-specific safety and environmental programs to improve marine safety and environmental protection in the tugboat, towboat and barge industry;

"Riverview"	means Riverview Commercial Corp., a corporation organized and existing under the laws of the Republic of Panama;

"Sanctionable Practice"
means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex D;

"Security Coverage Ratio"	means a ratio of the aggregate Fair Market Value of the Mortgaged Vessels to the aggregate principal amount of the Loan, the UABLPY Loan and, if made, the Parallel Loan;

"Security Documents"	means, collectively, the documents providing for the IFC Security consisting of:

(a)	the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents;

(b)	the Debt Service Reserve Account Pledge;

(c)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents;

(d)	the Mortgages;

(e)	the Shareholder Loan Agreement Assignments and the Shareholder Loan Agreement Assignment Acknowledgments and Consents; and

(f)	the Share Pledge Agreements;

and in the singular means any one of them as the context may require;

"Security Period"	means the period commencing on the date of this Agreement and ending on the date on which the Security Trustee notifies the Borrowers that:

(a)	all amounts which have become due for payment by the Borrowers or the Guarantor under the Transaction Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Transaction Document;

(c)	none of the Borrowers nor the Guarantor has any future or contingent liability under any provision of this Agreement or another Transaction Document;

(d)
none of the Security Trustee or IFC as lender under this Agreement and IFC as lender under the UABLPY Loan Agreement (and if the Parallel Loan is made, OFID) believes that there is a significant risk that any payment or transaction under a Transaction Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or the Guarantor or in any present or possible future proceeding relating to a Transaction Document or any asset covered (or previously covered) by IFC Security created by a Transaction Document; and

(e)	IFC has no further obligation to make any Disbursement under this Agreement and the UABLPY Loan Agreement and OFID has no further obligation to make any Disbursement under the Parallel Loan Agreement;

"Security Trustee"
M&T Trust Company of Delaware, a Delaware limited purpose trust company, with offices at 1220 North Market Street, Suite 202, Wilmington, Delaware 19801, United States of America, or such other institution as may be agreed per the terms of the Collateral Trust Agreement;

"Share Pledge Agreement"
means a pledge in respect of the capital stock of each of the Borrowers executed by the Guarantor in favor of the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Share Retention Agreement"
means the agreement made among Ultrapetrol, the Shareholders, the Guarantor and IFC pursuant to which (a) Ultrapetrol and the Shareholders undertake to maintain direct and indirect shareholdings in the Guarantor and (b) the Guarantor undertakes to maintain direct and indirect shareholdings in each of the Borrowers and UABLPY;

"Shareholder Loan"	means the loan provided under a Shareholder Loan Agreement;

"Shareholder Loan Agreement"
means an agreement, in form and substance satisfactory to IFC, providing for a loan to the Guarantor, or any Guarantor Subsidiary (including the Borrowers), by Ultrapetrol or any of Ultrapetrol's Subsidiaries;

"Shareholder Loan Agreement Assignment"
means an assignment executed by the relevant lender in respect of its rights under any Shareholder Loan Agreement, such assignment to be in favor of the Security Trustee for the benefit of IFC as lender under this Agreement, IFC as lender under the UABLPY Loan Agreement and, if the Parallel Loan is made, OFID, to secure the Borrowers' obligations under this Agreement, UABLPY's obligations under the UABLPY Loan Agreement, UABLPY's obligations under the Parallel Loan Agreement (if the Parallel Loan is made) and the Guarantor's obligations under the Guarantee Agreement;

"Shareholder Loan Agreement Assignment Acknowledgement and Consent"	means an acknowledgement and consent executed by the intercompany borrower under and with respect to each Shareholder Loan Agreement Assignment;

"Shareholders"
means UP River (Holdings) Limited, a corporation organized and existing under the laws of Bahamas, and UPB (Panama) Inc., a corporation organized and existing under the laws of the Republic of Panama or any other shareholders of the Guarantor;

"Shareholders' Equity"	means the aggregate of:

(a)	the amount paid up on the share capital of a Person;

(b)
the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account); and

(c)	any Shareholder Loan provided by Ultrapetrol or the Shareholders that is subordinated in payment and liquidation to the Loan;

after deducting from that aggregate (i) any debit balance on the profit and loss account or impairment of the issued share capital of the relevant Person (except to the extent that deduction with respect to that debit balance or impairment has already been made), (ii) amounts set aside for dividends or taxation (including deferred taxation), (iii) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets and (iv) loans or advances to, deposits (except commercial bank deposits) or investments in, direct or indirect shareholders of the relevant Person;

"Short-term Debt"	means all Financial Debt other than Long-term Debt:

"Subordination Agreement"
means the agreement made among Ultrapetrol, the Shareholders, the Guarantor and IFC providing, inter alia, for the subordination at the times and in the circumstances therein described of payments by the Guarantor and its Subsidiaries (including the Borrowers) to Ultrapetrol and the Shareholders;

"Subsidiary"	means with respect to any Person, any entity:

(a)	over 50% of whose capital is owned, directly or indirectly, by that Person;

(b)	for which that Person may nominate or appoint a majority of the members of the board of directors or other body performing similar functions; or

(c)	which is otherwise effectively controlled by that Person;

"Taxes"	means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"Transaction Documents"                 means collectively:

(a)           this Agreement;

(b)           the Guarantee Agreement;

(c)           the Other Financing Documents;

(d)           the Project Documents;

(e)	the Security Documents; and

(f)            the Share Retention Agreement;

and in the singular means any one of them as the context may require;

"UABLPN"	means UABL Barges (Panama) Inc., a corporation organized and existing under the laws of the Republic of Panama;

"UABLPY"	means UABL Paraguay S.A., a corporation organized and existing under the laws of Paraguay;

"UABLPY Loan"	means the loan provided under the UABLPY Loan Agreement;

"UABLPY Loan Agreement"
means the loan agreement made between UABLPY and IFC pursuant to which, subject to the terms and conditions therein, IFC will make available to UABLPY a loan in the amount of twenty-five million Dollars ($25,000,000) for the same purposes for which the Loan is made;

"UABLPY Loan Documents"	means, collectively, the UABLPY Loan Agreement and all guarantees and security documents executed per the terms of the UABLPY Loan Agreement, and in the singular means any one of them;

"UABLTS"	means UABL Towing Services S.A., a corporation organized and existing under the laws of the Republic of Panama;

"Ultrapetrol"	means Ultrapetrol (Bahamas) Limited, a corporation organized and existing under the laws of the Bahamas;

"Ultrapetrol Group"                             means Ultrapetrol and its Subsidiaries;

"Vessel"	means a pushboat or barge owned by a Borrower, the Guarantor or any Guarantor Subsidiary, together with all ancillary equipment and parts; and

"World Bank"	means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02.  Financial Calculations.  (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements and on a rolling last twelve month basis (where applicable) which the Borrowers are obligated to furnish to IFC under Section 5.03 (a) (Reporting Requirements) or, as the case may be, the Guarantor is required to provide to IFC under Section 6.03 (a) (Reporting Covenants) of the Guarantee Agreement.

(b)           Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations, at IFC's option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c)           If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrowers or the Guarantor, as the case may be, plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrowers and the Guarantor, as the case may be.

Section 1.03.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)           headings are for convenience only and do not affect the interpretation of this Agreement;

(b)           words importing the singular include the plural and vice versa;

(c)           a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)           a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)           a reference to a party to any document includes that party's successors and permitted assigns.

Section 1.04.  Business Day Adjustment.  (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01.  The Loan.  Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrowers agree to borrow on a joint and several basis, the Loan consisting of thirty-five million Dollars ($35,000,000).

Section 2.02.  Disbursement Procedure.  (a)  The Borrowers may request Disbursements by delivering to IFC, at least ten (10) Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2.

(b)           Each Disbursement shall be made by IFC for credit to the Borrowers' account at such a bank as the Borrowers shall indicate, or to any other Person or account as the Borrowers shall indicate that is acceptable to IFC, all as specified by the Borrowers in the relevant Disbursement request.

(c)           Each Disbursement (other than the last one) shall be made in an amount of not less than $3,000,000.

(d)           The Borrowers shall deliver to IFC a receipt, substantially in the form of Schedule 3, within five (5) Business Days following each Disbursement.

Section 2.03.  Interest.  Subject to the provisions of Section 2.05 (Default Rate Interest), the Borrowers shall pay interest on the Loan in accordance with this Section 2.03 (Interest):

(a)           During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b)           Interest on the Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than fifteen (15) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c)           Subject to Section 2.04 (Change in Interest Period), the Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)
LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Disbursement, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d)           If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, IFC shall notify the Borrowers and shall instead determine LIBOR:

(i)
on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 2.03 (c) (ii) (Interest), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)
if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in Dollars and otherwise in accordance with Section 2.03 (c) (ii) (Interest), by a major bank or banks in New York, New York selected by IFC.

(e)           On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrowers of those rates.

(f)           The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrowers (unless the Borrowers show to IFC's satisfaction that the determination involves manifest error).

Section 2.04.  Change in Interest Period.  Without prejudice to the provisions of Section 2.05 (Default Rate Interest), if at any time the Borrowers fail to pay any amount of principal of, or interest on, the Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:

(a)           IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 2.04 (c) (Change in Interest Period), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrowers of that election in the notice referred to in Section 2.03 (e) (Interest);

(b)           the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Section 2.03 (Interest) in all respects, except that any reference in Section 2.03 (c) (ii) (Interest) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and

(c)           unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is June 15 or December 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrowers of that reinstatement in the notice referred to in Section 2.03 (e) (Interest).

Section 2.05.  Default Rate Interest.  (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrowers fail to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.08 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrowers shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum plus the Interest Rate in effect from time to time.

(b)           Interest at the rate referred to in Section 2.05 (a) (Default Rate Interest) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.06.  Repayment.  (a) Subject to Section 1.04 (Business Day Adjustment), the Borrowers shall repay the Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due
June 15, 2012	$1,521,800
December 15, 2012	$1,521,800
June 15, 2013	$1,521,800
December 15, 2013	$1,521,800
June 15, 2014	$1,521,800
December 15, 2014	$1,521,800
June 15, 2015	$1,521,800
December 15, 2015	$1,521,800
June 15, 2016	$1,521,800
December 15, 2016	$2,662,975
June 15, 2017	$2,662,975
December 15, 2017	$2,662,975
June 15, 2018	$2,662,975
December 15, 2018	$2,662,975
June 15, 2019	$2,662,975
December 15, 2019	$2,662,975
June 15, 2020	$2,662,975

(b)           Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the table in Section 2.06 (a) (Repayment) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in that table (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c)           Any principal amount of the Loan repaid under this Section 2.06 (Repayment) may not be re-borrowed.

Section 2.07A.  Voluntary Prepayment  Without prejudice to Section 2.11 (Increased Costs), Section 2.15 (Taxes), Section 2.17 (Illegality of Participation) and Section 5.05 (Insurance Covenants):

(a)           the Borrowers may prepay all or any part of the Loan, on not less than thirty (30) days' prior notice to IFC, but only if:

(i)
the Borrowers simultaneously pay all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with the prepayment premium specified in Section 2.07A (b) (Voluntary Prepayment) and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than two million Dollars ($2,000,000); and

(iii)
if requested by IFC, the Borrowers deliver to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained and are in effect.

(b)           On the date of any prepayment of the Loan in accordance with Section 2.07A (a) (Voluntary Prepayment), the Borrowers shall pay a prepayment premium consisting of an amount in Dollars equal to the relevant percentage of the amount to be prepaid, such percentage being determined as follows: (i) on or prior to June 15, 2012, two per cent (2%); and (ii) thereafter, one per cent (1%).  The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrowers (unless the Borrowers show, to the satisfaction of IFC, that such determination involved manifest error).

(c)           Amounts of principal prepaid under this Section shall be applied by IFC to the then outstanding installments of principal of the Loan in inverse order of maturity.

(d)           Upon delivery of a notice in accordance with Section 2.07A (a) (Voluntary Prepayment), the Borrowers shall make the prepayment in accordance with the terms of that notice.

(e)           Any principal amount of the Loan prepaid under this Section 2.07A (Voluntary Prepayment) may not be re-borrowed.

Section 2.07B.  Mandatory Prepayment  Without prejudice to Section 2.11 (Increased Costs), Section 2.15 (Taxes), Section 2.17 (Illegality of Participation) and Section 5.05 (Insurance Covenants):

(a)           If a Borrower prepays any other long-term loans other than a Shareholder Loan allowed to be prepaid hereunder, IFC shall have the right to require prepayment of the Loan, on a pro-rata basis to the other long-term loan(s) prepaid, provided that if the pro rata prepayment for the Loan would be less than $2,000,000 the Borrowers shall prepay the Loan in an amount of two million Dollars ($2,000,000).

(b)           Except for the prepayment or repayment of Shareholder Loans with the proceeds of the first and second Disbursement of the Loan, if the Guarantor before June 15, 2012 (i) declares or pays dividends, repays or prepays other Shareholder Loans in addition to those that the Borrower is allowed to pay as per the foregoing, or makes loans, advances, deposits (except commercial bank deposits and other deposits and escrows made in the ordinary course of business or operations for the purchase of assets or equipment) with or investments in other Persons (including Ultrapetrol) except investments in the Guarantor or any Guarantor Subsidiary, and (ii) the cumulative contribution from internal cash generation, Shareholder Loans or equity from January 1, 2007 to date of calculation is less than US$150 million, IFC shall have the right to require the Borrowers to prepay an amount of the Loan equal to the amount in (b)(i) above.

(c)           Prepayment under this Section 2.07B (Mandatory Prepayment) shall not be subject to a prepayment premium and will be applied by IFC pro-rata to the remaining repayment installments of the Loan.

(d)           Any principal amount of the Loan prepaid under this Section 2.07B (Mandatory Prepayment) may not be re-borrowed.

Section 2.08.  Fees.  (a)  The Borrowers shall pay to IFC a commitment fee:

(i)	at the rate of one-half of one per cent (½ %) per annum on that part of the Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;

(ii)	pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on December 15, 2008.

(b)           The Borrowers shall also pay to IFC:

(i)
a front-end fee on the Loan of $525,000, to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement;

(ii)	an arranger fee of one-half of one per cent (0.5%) of the amount of the Parallel Loan, to be paid on or before the date the Parallel Loan Agreement is executed; and

(iii)
if the Borrowers and IFC agree to restructure all or part of the Loan, the Borrowers and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Section 2.09.  Currency and Place of Payments.  (a)  The Borrowers shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to the account of IFC at Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089 for credit to IFC's account number 36085579, or at such other bank or account in New York as IFC from time to time designates.  Payments must be received in IFC's designated account no later than 1:00 p.m. New York time; and the Borrowers hereby irrevocably agree that IFC may deem any payment, or part thereof, that is received after that time as made on the next Business Day and accordingly interest will continue to accrue thereon.

(b)           The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrowers to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 2.09 (a) (Currency and Place of Payments).

(c)           The Borrowers shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 2.09 (a) (Currency and Place of Payments). The Borrowers shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 2.09 (a) (Currency and Place of Payments).

(d)           Notwithstanding the provisions of Section 2.09 (a) and Section 2.09 (b) (Currency and Place of Payments), IFC may require the Borrowers to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.15 (a) (Taxes) and Section 2.16 (Expenses) in the currency in which they are payable, if other than Dollars.

Section 2.10.  Allocation of Partial Payments.  If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrowers may give to the contrary.

Section 2.11.  Increased Costs.  On each Interest Payment Date, the Borrowers shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrowers in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 2.12.  Unwinding Costs.  (a)  If IFC incurs any cost, expense or loss as a result of the Borrowers:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrowers shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrowers as being the amount of those costs, expenses and losses incurred.

(b)           For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.13.  Suspension or Cancellation by IFC.  (a)  IFC may, by notice to the Borrowers, suspend the right of the Borrowers to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made by March 31, 2009, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent;

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or

(iv)           on or after December 31, 2011.

(b)           Upon the giving of any such notice, the right of the Borrowers to any further Disbursement shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.13 (a) (Suspension or Cancellation by IFC) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrowers shall, subject to paragraph (c) of this Section 2.13 (Suspension or Cancellation by IFC), pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.

(c)           In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.13 (Suspension or Cancellation by IFC), or Section 2.14 (a) (Cancellation by the Borrowers), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).

Section 2.14.  Cancellation by the Borrowers.  (a) The Borrowers may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).

(b)           IFC shall, by notice to the Borrowers, cancel the undisbursed portion of the Loan effective as of that specified date if:

(i)
subject to Section 2.13 (c) (Suspension or Cancellation by IFC), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date; and

(ii)
any amount of the Loan is then outstanding, IFC is reasonably satisfied that the Borrowers have sufficient long-term funding available, on terms satisfactory to IFC to generate sufficient cash flow to pay and repay all amounts payable under this Agreement.

(c)           Any portion of the Loan that is cancelled under this Section 2.14 (Cancellation by the Borrowers) may not be reinstated or disbursed.

Section 2.15.  Taxes.  (a)  The Borrowers shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the relevant Country or by any organization of which the relevant Country is a member or any jurisdiction through or out of which a payment is made.

(b)           All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c)           If the Borrowers are prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrowers under this subsection) had those payments been made without that deduction.

(d)           If Section 2.15 (c) (Taxes) applies and IFC so requests, the Borrowers shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.16.  Expenses.  (a)  The Borrowers shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)           The Borrowers shall pay to IFC or as IFC may direct:

(i)	the reasonable fees and expenses of IFC's technical and market consultants and the public accountants incurred in connection with the investment by IFC provided for under this Agreement;

(ii)	the reasonable fees and expenses of IFC's New York, Panamanian, Liberian, Paraguayan and Bahamanian counsels incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)
the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default;

(G)	the creation of additional IFC Security as needed to meet the relevant Security Coverage Ratio requirement; and

(H)	the release of the IFC Security in whole or in part following repayment in full or in part of the Loan in accordance with this Agreement;

(iii)
the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees on a full indemnity basis;

(iv)
in 2009 and in each calendar year thereafter upon receipt of a statement from IFC, the amount of fifteen thousand Dollars  ($15,000) on account of IFC's expenses in carrying out its supervision review of the Borrowers of this Agreement and the UABLPY Loan Agreement and the Project by IFC staff members, and/or consultants designated by IFC;

(v)	any Taxes levied on or with respect to the proceeds of enforcement of any part of the IFC Security; and

(vi)
the fees and expenses of the Security Trustee, including, without limitation, all legal fees and expenses and other costs incurred by the Security Trustee in connection with the performance and exercise of its rights, powers, authorities, discretions and duties and other obligations under the Transaction Documents, to which it is a party.

Section 2.17.  Illegality of Participation.  If IFC has sold a participation in the Loan and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the "Relevant Change") makes it unlawful for the participant acquiring that participation to continue to maintain or to fund that participation:

(a)           the Borrowers shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrowers is the latest day permitted by the Relevant Change, prepay in full that part of the Loan that IFC advises corresponds to that participation;

(b)           concurrently with the prepayment of the part of the Loan corresponding to the participation affected by the Relevant Change, the Borrowers shall pay all accrued interest, Increased Costs (if any) on that part of the Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.12 (Unwinding Costs));

(c)           the Borrowers agree to take all reasonable steps to obtain, as quickly as possible after receipt of IFC's request for prepayment, the Authorization referred to in Section 2.17 (a) (Illegality of Participation) if any such Authorization is then required; and

(d)           there shall be no prepayment penalty resulting from a prepayment under this Section 2.17 (Illegality of Participation).

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties.  The Borrowers represent and warrant that:

(a)           Organization and Authority.

(i)
Each of UABLPN, UABLTS and Marine Financial, is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Panama and is registered as a "foreign maritime entity" within the meaning of Section 51(5)(c) of the Liberian Maritime Law and is in good standing under the law of the Republic of Liberia;

(ii)	Eastham Barges is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia;

(iii)
Each Borrower is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where failure to so qualify or be licensed would not result in a Material Adverse Effect; and

(iv)
Each Borrower has the corporate power and has obtained all required Authorizations to own or lease and operate its assets, conduct its business as presently conducted and as proposed to be conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b)           Validity.  Each Transaction Document to which a Borrower is a party has been, or will be, duly authorized and executed by such Borrower and constitutes, or will when executed constitute, a valid and legally binding obligation of such Borrower, enforceable in accordance with its terms and none of the Project Documents has been, or will be, amended or modified except as permitted under this Agreement;

(c)           No Conflict.  Neither the making of any Transaction Document to which a Borrower is a party nor (when all the Authorizations referred to in Section 4.01(d) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Borrower is a party or by which it is bound, or violate any of the terms or provisions of such Borrower's Constitutive Documents or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Borrower;

(d)           Status of Authorizations.  To the best of the Borrowers' knowledge, after due inquiry:

(i)
the Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by each Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is or will be a party;

(ii)	all Authorizations specified in Section (1) of Annex B have been obtained and are in full force and effect;

(iii)
except as specified in Annex B, no notice to or filing, recording or registration with, any Authority or any other Authorization is required for: (A) the due execution, delivery and performance by the Borrowers of this Agreement and each of the other Transaction Documents to which they are or will be a party or for the consummation of the transactions contemplated thereby; (B) the grant by a Borrower of any Lien granted or to be granted by it pursuant to any Security Document to which it is or will be a party; or (C) the perfection or maintenance of any such Lien (including the first ranking nature thereof); and

(iv)
except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for the conduct of the business of the Borrowers as contemplated by the Transaction Documents;

(e)           No Amendments to Constitutive Documents.  Each of the Borrowers Constitutive Documents have not been amended since each Borrower was incorporated;

(f)            No Immunity.  None of the Borrowers nor any of their property enjoys any right of immunity from set-off, suit or execution with respect to their assets or their obligations under any Transaction Document;

(g)           Financial Condition.  Since June 30, 2008, none of the Borrowers has:

(i)	suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; or

(ii)	undertaken or agreed to undertake any substantial obligation other than as previously advised to IFC in writing;

(h)           Financial Statements.  The balance sheets of each of the Borrowers for the period ending on December 31, 2007:

(i)
have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of each Borrower as of the date as of which they were prepared and the results of such Borrower's operations during the period then ended;

(ii)
disclose all liabilities (contingent or otherwise) of the Borrowers, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrowers (whether or not such commitments have been disclosed in such financial statements); and

(iii)
except as set forth therein, the Borrowers have not incurred any Financial Debt or any contractual commitment not in the ordinary course of its business or any liabilities (contingent or otherwise) or losses except in relation to the purchase of Vessels in connection with the Project;

(i)            Material Agreements.  None of the Borrowers is a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

(j)            Title to Assets and Liens.

(i)
Each Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by each Borrower of any Lien, except for Permitted Liens;

(ii)
The provisions of the Security Documents are effective to create, in favor of the Security Trustee for the benefit of IFC, legal, valid and enforceable Liens on or in all of the Collateral covered by the IFC Security; and

(iii)
all recordings and filings have been or will be made in all public offices, all necessary consents have been or will be obtained and all other action has been or will be taken so that the Lien created by each Security Document constitutes a perfected Lien on the Collateral with the priority specified in the Security Documents;

(k)           Taxes.  All tax returns and reports of each Borrower required by law to be filed have been duly filed and all Taxes, fines, obligations, fees and other governmental charges upon each Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest in relation to which adequate reserves have been made in accordance with the Accounting Standards;

(l)            Litigation.

(i)
No Borrower is engaged in nor, to the best of its knowledge after due inquiry, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which could reasonably be expected to have a Material Adverse Effect; and

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(m)           Compliance with Law.  To the best of the Borrowers' knowledge and belief after due inquiry, none of the Borrowers is in violation of any statute or regulation of any Authority;

(n)           Environmental Matters.  To the best of the Borrowers' knowledge and belief, after due inquiry, none of the Borrowers has received or is aware of either (i) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (ii) any material written communication from any Person concerning the Project's failure to comply with any matter covered by the Applicable S&E law which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards;

(o)           Labor Matters.  There are no ongoing or, to the best knowledge of the Borrowers after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of any Borrower or any contractor with respect to the Project;

(p)           Sanctionable Practices.  None of the Borrowers nor any of their Affiliates, nor any Person acting on their behalf, has committed, with respect to the Project or any transaction contemplated by this Agreement or any other Transaction Document, any Sanctionable Practice;

(q)            Principal Place of Business.  Each of the Borrowers has its principal place of business and its chief executive office at Capital Plaza Building, 15th Floor, Paseo Roberto Motta, Costa del Esta, Panama, Republic of Panama; and

(s)            No Material Omissions.  No representation, warranty or statement made or certificate, document or financial statement provided by the Borrowers in or pursuant to this Agreement or any other Transaction Document, or in any other document furnished in connection herewith or therewith is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits any fact or matter necessary to make any such representation, warranty or statement herein or therein not misleading.

Section 3.02.  IFC Reliance.  The Borrowers acknowledge that they make the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

           Section 4.01.  Conditions of Disbursement.  The obligation of IFC to make a Disbursement is subject to the fulfillment prior to or concurrently with the making of that Disbursement of the following conditions:

(a)           Transaction Documents.  The following Transaction Documents, each in form and substance satisfactory to IFC, shall have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC shall have received a copy of each of those agreements to which it is not a party:

(i)            In respect of the first Disbursement:

(A)          this Agreement;

(B)           the Guarantee Agreement;

(C)
each of the Other Financing Documents, provided that execution of (i) the Shareholder Loan Agreements shall not be required if there are no Shareholder Loans in existence after the application of the proceeds of such Disbursement and (ii) the Parallel Loan Documents and the Intercreditor Agreement (if any) shall not be required if at the time of the first Disbursement the Parallel Loan Agreement is not ready to be executed;

(D)
each of the documents described in paragraphs (b) and (c) in the definition of the Project Documents and any other Bareboat Charter of assets that are being financed by the proceeds of such Disbursement;

(E)	the Debt Service Reserve Account Pledge;

(F)	the Share Pledge Agreement and the Share Retention Agreement;

(G)
if there are any Shareholder Loan Agreements, a Shareholder Loan Agreement Assignment and a Shareholder Loan Agreement Assignment Acknowledgement and Consent in respect of each such Shareholder Loan Agreement;

(H)
the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents in respect of all Vessels being mortgaged by a Borrower pursuant to a Mortgage in connection with such Disbursement;

(I)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement; and

(J)	the Mortgage(s) in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement;

(ii)	In respect of all Disbursements other than the first Disbursement:

(A)	the Parallel Loan Documents (if entered into) and the Intercreditor Agreement (if any);

(B)
each of the documents described in paragraphs (b) and (c) in the definition of the Project Documents and any other Bareboat Charter of assets that are being financed by the proceeds of such Disbursement;

(C)	if there are any Shareholder Loan Agreements that have not been previously assigned, a Shareholder Loan Agreement Assignment in respect of such Shareholder Loan Agreements;

(D)
the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents in respect of all Vessels being mortgaged by a Borrower pursuant to a Mortgage in connection with such Disbursement;

(E)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement; and

(F)	the Mortgage(s) in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement;

(b)           Constitutive Documents.

(i)
In respect of the first Disbursement, each Borrower, the Guarantor, the Bareboat Charterer and UABLPY shall have delivered to IFC a copy, certified by an Authorized Representative, of such Person's Constitutive Documents and all amendments thereto through the date of such certification and IFC shall have determined, in its reasonable judgment, that such Constitutive Documents are not inconsistent with the provisions of any Transaction Document and do not have or may not reasonably be expected to have a Material Adverse Effect; and

(ii)
In respect of all Disbursements other than the first Disbursement, an Authorized Representative of each Borrower, the Guarantor, the Bareboat Charterer and UABLPY shall have delivered to IFC a certification that either (A) there has been no amendment of such Person's Constitutive Documents since the date of the first Disbursement, or (B) such Person's Constitutive Documents have been amended and IFC shall have received a copy of such amendment and determined, in its reasonable judgment, that such Constitutive Documents, as amended, are not inconsistent with the provisions of any Transaction Document and do not have or may not reasonably be expected to have a Material Adverse Effect;

(c)           Security.  The IFC Security which is required to be created and perfected in connection with the relevant Disbursement shall have been duly created and perfected as first priority security interests in all Collateral and rights subject to the Security Documents;

(d)           Authorizations.  Each Borrower, the Guarantor, the Bareboat Charterer and UABLPY has obtained, and provided to IFC, copies, certified by an Authorized Representative, of all Authorizations listed in Annex B, and such other Authorizations not listed in Annex B that may become necessary for:

(i)	The Loan;

(ii)	The business of each such Person as it is presently carried on and is contemplated to be carried on;

(iii)	The Project and the implementation of the Financial Plan;

(iv)
The due execution, delivery, validity and enforceability of, and performance by each such Person of its obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable for the implementation of any of those agreements or documents; and

(v)	The remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations shall be in full force and effect;

(e)           Legal Opinions.  IFC shall have received such legal opinions, in form and substance satisfactory to IFC, with respect to any matters relating to the relevant Disbursement and such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request, from:

(i)
IFC's special counsels in New York (including as to matters of Liberian law as applicable), Panama, Paraguay, The Bahamas and any other jurisdiction which IFC may reasonably determine is appropriate (including without limitation the jurisdiction of incorporation of any Bareboat Charterer); and

(ii)
Counsel for the Borrowers, the Guarantor or, as applicable, the relevant Bareboat Charterer, concurring (other than in the case of New York and Liberian law) with the opinions of IFC's special counsels;

(f)            Financial Certifications.

(i)
The Borrowers shall have provided IFC with satisfactory evidence that, as of the last audited financial statements of the Guarantor, the Guarantor is in compliance with the provisions of Section 6.01 (c) (Affirmative Covenants) of the Guarantee Agreement; and

(ii)
IFC shall have received a certification from an Authorized Representative of each Borrower, confirmed by the CFO of the Guarantor, that, as on a date within sixty (60) days prior to the date of the first Disbursement, each Borrower is in compliance with the provisions of Section 5.01 (d) (Affirmative Covenants);

(g)           Insurance.  IFC shall have received in respect of all Vessels being mortgaged by a Borrower pursuant to a Mortgage in connection with such Disbursement:

(i)
Copies, certified by an Authorized Representative of the relevant Borrowers of all cover notes and certificates of entry in respect of all insurance policies required to be obtained pursuant to Section 5.05 (Insurance Covenants) and Annex C;

(ii)	A certification of the insurers or insurance brokers confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid; and

(iii)
An opinion in form and substance satisfactory to IFC from an independent marine insurance broker as to such matters as IFC may request regarding the insurances effected or proposed to be effected as required by Section 5.05 (Insurance Covenants) and Annex C;

(h)           Fees.  IFC shall have received the fees which Section 2.08 (Fees) requires to be paid before the date of the relevant Disbursement;

(i)            Legal Fees and Expenses.  IFC shall have received reimbursement of all invoiced fees and expenses of IFC's counsel as provided in Section 2.16 (b) (Expenses) (ii) or confirmation that those fees and expenses have been paid directly to that counsel;

(j)            Authorization of Auditors.  IFC shall have received a copy of a valid authorization to the Auditors referred to in Section 5.01(e) (Affirmative Covenants);

(k)           Incumbency.  IFC shall have received from each Borrower, the Guarantor and any Bareboat Charterer executing a Transaction Document in connection with such Disbursement a valid Certificate of Incumbency and Authority in the form of Schedule 1 hereto duly executed by an Authorized Representative of such party;

(l)            Appointment of Agent.  In respect of the first Disbursement only, each Borrower and the Guarantor shall have delivered to IFC valid evidence, substantially in the form of Schedule 4, of acceptance of the appointment of an agent for service of process pursuant to Section 7.05 (Applicable Law and Jurisdiction) and such appointment shall be valid until at least 3 months after repayment of the Loan;

(m)           Environmental Matters.

(i)	The Guarantor shall have delivered to IFC the Action Plan, in form and substance acceptable to IFC;

(ii)	The Guarantor's existing EH&S Management System shall be acceptable to IFC; and

(iii)
IFC shall have received a certificate from an Authorized Representative of the Guarantor that the Borrowers, the Guarantor, and all other Guarantor Subsidiaries are in compliance with all environmental and social requirements;

(n)           No Default.  IFC shall have received a certificate from an Authorized Representative of each Borrower and the Guarantor that no Event of Default and no Potential Event of Default has occurred and is continuing;

(o)           Use of Proceeds.  IFC shall have received a certificate from an Authorized Representative of each Borrower that the proceeds of that Disbursement:

(i)
are, at the date of the relevant request, needed by the Borrowers for the purpose of the Project, or will be needed for that purpose within three (3) months of that date, or are for the repayment of Shareholder Loans outstanding as of the date of the Disbursement (in which case IFC shall have received copies of the most recently published financial statements evidencing such Shareholder Loan(s) certified by an Authorized Representative of the relevant Borrower and the amount outstanding is confirmed by the Guarantor's chief financial officer as of the date of Disbursement); and

(ii)
are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(p)           No Material Adverse Effect.  IFC shall have received a certificate from an Authorized Representative of each Borrower and the Guarantor that since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(q)           No Material Loss or Liability.   IFC shall have received a certificate from an Authorized Representative of each Borrower and the Guarantor that since the date of this Agreement none of the Borrowers, the Guarantor or any other Guarantor Subsidiary has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));

(r)            Representations and Warranties.  IFC shall have received a certificate from an Authorized Representative of each Borrower and the Guarantor that the representations and warranties made in Article III of this Agreement and Article V of the Guarantee Agreement are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement;

(s)           No Violations.  IFC shall have received a certificate from an Authorized Representative of each Borrower and the Guarantor that after giving effect to that Disbursement, none of Borrowers or the Guarantor would be in violation of:

(i)	its Constitutive Documents;

(ii)	any provision contained in any document to which such Person is a party (including this Agreement) or by which such Person is bound; or

(iii)
any law, rule, regulation, Authorization or agreement or other document binding on such Person directly or indirectly limiting or otherwise restricting such Person's borrowing power or authority or its ability to borrow or ability to guarantee, as the case may be;

(t)           Financial Ratios.  IFC shall have received a certificate from an Authorized Representative of the Guarantor certifying that its Historical Debt Service Coverage Ratio, calculated on a Consolidated Basis, is not less than 1.3;

(u)           Pro-Rata Disbursement.  The Disbursement is made pro rata with the disbursement of the loans provided for in the UABLPY Loan Agreement and, if executed, the Parallel Loan Agreement;

(v)           Debt Service Reserve Account.  In respect of the first Disbursement only, IFC shall have received evidence satisfactory to it of the establishment of the Debt Service Reserve Account and with respect to all Disbursements that the Borrowers have funded the Debt Service Reserve Account as required by Section 5.01 (j) (Affirmative Covenants) up to the date of the such Disbursement;

(w)           Goodstanding.  IFC shall have received a copy of a certificate of goodstanding of each of the Borrowers and the Guarantor issued by its respective jurisdiction of incorporation, and in the case of each of UABLPN, UABL Towing and Marine Financial, a certificate of goodstanding as a foreign maritime entity issued by the Republic of Liberia, each dated as of a date reasonably near the date of such Disbursement, certifying that such Person is duly incorporated and in goodstanding under the laws of its jurisdiction of incorporation (and in the case of each of UABLPN, UABL Towing and Marine Financial, as a "foreign maritime entity" in good standing within the meaning of Section 51(5)(c) of the Liberian Maritime Law);

(x)           Fair Market Value; Security Coverage Ratio.

(i)	IFC shall have received a valuation of the Fair Market Value of each Mortgaged Vessel on or before the date of such Disbursement of the Loan; and

(ii)
After giving effect to such Disbursement the Security Coverage Ratio at the date of the relevant Disbursement shall be not less than 1.3 unless the Disbursement is made within one year of the final maturity date of the Notes, in which case the Security Coverage Ratio at the date of the relevant Disbursement shall be not less than 1.6; and

(y)           Liberian Flag Registration and Paraguayan Registry.  With respect to each Mortgaged Vessel being financed by the relevant Disbursement IFC shall have received in form and substance satisfactory to it:

(i)
A copy of the Certificate of Ownership and Encumbrance relating to that Mortgaged Vessel issued by the Deputy Commissioner's Office and evidencing the registration of (A) title to such Vessel in the name of a Borrower and (B) the Mortgage in respect of such Mortgaged Vessel;

(ii)
A copy, certified as true by an Authorized Representative of the relevant Borrower, of the Bareboat Charter between such Borrower and Cornamusa for such Mortgaged Vessel which shall have been entered into by all parties thereto and shall have become unconditional and fully effective in accordance with its terms;

(iii)
A copy, certified as true by an Authorized Representative of Cornamusa, of any bareboat charter party (or lease) between Cornamusa and UABLPY providing for the sub-demise charter by Cornamusa of Mortgaged Vessels owned by a Borrower to UABLPY which shall have been entered into by all parties thereto and shall have become unconditional and fully effective in accordance with its terms;

(iv)	A copy of the certificate issued by the Deputy Commissioner's Office authorizing the bareboat registration of such Mortgaged Vessel under the Paraguayan flag; and

(v)	A copy, certified as true by an Authorized Representative of the relevant Borrower, of the registration of such Mortgaged Vessel under the Paraguayan flag.

Section 4.02.  Borrower's Certification.  The Borrowers shall deliver to IFC with respect to each request for Disbursement:

(a)           certifications, in the form included in Schedule 2; and

(b)           such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.03.  Conditions for IFC Benefit.  The conditions in Section 4.01 (Conditions of Disbursement) and Section 4.02 (Borrower's Certification) are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01.  Affirmative Covenants.  At all times during the Security Period, unless IFC otherwise agrees, each Borrower shall:

(a)           Corporate Existence; Conduct of Business.  Maintain its corporate existence, comply with its Constitutive Documents, and implement the Project and conduct its business with due diligence and efficiency and in accordance with sound operating, financial and business practices;

(b)           Use of Proceeds.  Cause the financing specified in the Financial Plan to be applied exclusively to the Project;

(b)           Compliance with Laws; Taxes:

(i)	conduct its business in compliance, in all material respects, with all applicable requirements of law; and

(ii)	file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;

(d)           Accounting and Financial Management.  Maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of such Borrower and the results of its operations in conformity with the Accounting Standards;

(e)           Auditors.  Ensure that the Auditors include the accounts of the Borrowers as part of the auditing process for the Guarantor, irrevocably authorize, in the form of Schedule 5, the Auditors (whose fees and expenses shall be for the account of the Borrowers) to communicate directly with IFC at any time regarding each Borrower's financial statements (both audited and unaudited), accounts and operations, and provide to IFC a copy of that authorization and no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(f)           Access.  Upon IFC's request, and with reasonable prior notice to such Borrower, permit representatives of IFC and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of such Borrower is conducted;

(ii)	inspect any of such Borrower's sites, facilities, plants and equipment;

(iii)	have access to such Borrower's books of account and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of such Borrower who have or may have knowledge of matters with respect to which IFC seeks information;

provided that (i) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (ii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO's Role;

(g)           Environmental Matters.

(i)
Action Plan and Performance Standards.  Ensure that the design, construction, operation, maintenance, management and monitoring of the Project's sites, plants, equipment, operations and facilities are undertaken in compliance with (A) the Action Plan and (B) the applicable requirements of the Performance Standards;

(ii)
Environmental, Health and Safety Management System.  Ensure the continuing operation of the Guarantor's existing EH&S Management System to assess and manage the social and environmental performance of their operations in conformity with the standards of conduct known as the Responsible Carrier Program as applicable having regard to (A) conditions in, and laws and regulations of the countries in which the Borrowers' operations are conducted, (B) the Performance Standards and (C) Applicable S&E Law; and

(iii)
Performance Standards and Applicable S&E Law.  Ensure compliance with the Performance Standards and Applicable S&E Law; and require that its agents, contractors and subcontractors follow the Guarantor's environmental, social, health and safety procedures in accordance to the services being performed;

(h)	Authorizations.

(i)
Obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of such Borrower's business and operations generally and the compliance by such Borrower with all its obligations under the Transaction Documents; and

(ii)	Comply with all the conditions and restrictions contained in, or imposed on such Borrower by, those Authorizations;

(i)            Security Coverage Ratio; Further Assurances.

(i)            Maintain a Security Coverage Ratio of not less than:

(A)	1.3 at all times during the period between date of the first Disbursement of the Loan and the date which is one year prior to the final maturity date of the Notes; and

(B)	at all times thereafter 1.6,

provided that in the event that the Security Coverage Ratio exceeds 1.6 at any time, the Borrowers shall have the right to request that IFC consent to the release of Collateral in excess of 1.6, and IFC's consent to such release shall not be unreasonably withheld or delayed to the extent such release is possible and can be effected without prejudice to the Liens created by the Security Documents over the remaining Collateral;

(ii)
Provide additional Collateral and enter into such Security Documents to create and perfect Liens to enable the Borrowers to comply with the relevant Security Coverage Ratio and their other obligations under the Transaction Documents;

(iii)	Enter into such Security Documents to create and perfect additional Liens in respect of any Bareboat Charter or Shareholder Loan Agreement entered into after the date of this Agreement; and

(iv)
From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments and opinions as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise;

(j)            Debt Service Reserve Account.  Maintain a balance in the Debt Service Reserve Account of not less than the aggregate amount necessary to pay Debt Service;

(k)           Ownership of Guarantor and Borrowers.  Ensure that (i) Ultrapetrol and the Shareholders maintain a controlling, majority, direct or indirect shareholding in the Guarantor and (ii) the Guarantor maintains a controlling, majority, direct or indirect shareholding in each Borrower;

(l)            Barges Manufactured by Ultrapetrol.  Ensure the agreements between any Borrower and Ultrapetrol providing for the purchase of barges manufactured by Ultrapetrol are acceptable to IFC, if and when executed and on an ongoing basis;

(m)          Shareholder Loan Agreement.  Before the making of any Shareholder Loan, enter into a Shareholder Loan Agreement in form and substance satisfactory to IFC; and

(n)           Parallel Loan Agreement.  If at any time the Parallel Loan Documents have the benefit of any provision that is more favorable to similar provisions in this Loan Agreement or other Transaction Documents, then if IFC so requests, this Loan Agreement and the Transaction Documents shall be amended or supplemented to incorporate such more favorable provision.

Section 5.02.  Negative Covenants.  At all times during the Security Period, unless IFC otherwise agrees, each Borrower shall not:

(a)           Distributions.  Declare or pay any dividend or make any cash distribution on its capital stock (including dividends or distributions payable in stock of such Borrower), or purchase, redeem or otherwise acquire any stock of such Borrower or any option over them or make a payment under any subordinated Financial Debt or Shareholder Loans unless:

(i)
in case of dividends, the proposed payment or distribution is out of retained earnings or out of any other reserves legally created for such purpose; provided that the sum of the retained earnings and such reserves is not less than zero after giving effect to such payment; and

(ii)	before and after giving effect to any such action no Event of Default or Potential Event of Default has occurred and is continuing;

(b)           Capital Expenditures.  Incur capital expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions for such Borrower's business or operations, provided that it is understood and agreed that IFC waives the Borrowers' compliance with this paragraph (b) at all times during which the Security Coverage Ratio exceeds 1.6;

(c)           Permitted Financial Debt.  Incur, assume or permit to exist any Financial Debt except:

(i)	the Loan; and

(ii)	subordinated Financial Debt or Shareholder Loans;

(d)           Leases.  Enter, as lessor or lessee, into any agreement or arrangement to lease any property or equipment of any kind, except entering into leases (including the Bareboat Charters) as lessor to the Guarantor or other Guarantor Subsidiaries;

(e)           Derivative Transactions.  Enter into any Derivative Transaction, except hedging arrangements for fuel, currency and interest rate risk in the ordinary course of business, or assume the obligations of any party to any Derivative Transaction;

(f)           Guarantees and Other Obligations.  Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;

(g)           Liens.  Create or permit to exist any Lien on any of its properties, revenues or other assets, present or future, except for Permitted Liens, provided that it is understood and agreed that IFC waives the Borrowers' compliance with this paragraph (g) at all times during which the Security Coverage Ratio exceeds 1.6;

(h)           Arm's Length Transactions.   Enter into any transaction except in the ordinary course of business on the basis of arm's-length arrangements (including, without limitation, transactions whereby such Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i)           Profit Sharing Arrangements.  Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower's income or profits are, or might be, shared with any other Person, except with other Guarantor Subsidiaries wholly-owned by the Guarantor, provided that towage agreement whereby remuneration is based on a percentage of freight earned shall not be deemed profit-sharing;

(j)           Management Contracts.  Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than technical vessel management agreements;

(k)           Subsidiaries.  Form or have any Subsidiary;

(l)            Permitted Investments.  Make or permit to exist loans or advances to, or deposits (except commercial bank deposits and other deposits and escrows made in the ordinary course of business or operations for the purchase of assets or equipment) with, other Persons or investments in any Person, except to the Guarantor unless after giving effect to the incurrence of such loans, advances or deposits, no Event of Default or Potential Event of Default is caused or is continuing;

(m)          Fundamental Changes.  Change:

(i)	its Constitutive Documents in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)	its Financial Year; or

(iii)	the nature or scope of the Project;

(n)           Asset Sales.

(i)	Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise; or

(ii)
Sell, transfer, lease or otherwise dispose of any Mortgaged Vessel or equipment thereon unless such Mortgaged Vessel or equipment is replaced by another Vessel and/or equipment of substantially equivalent type, condition and value in the reasonable discretion of IFC and subjected to a Mortgage;

(o)           Amendments, Waivers, etc., of Transaction Documents.  Terminate, amend or grant any waiver with respect to any provision of any of the Transaction Documents, except for any changes to a Bareboat Charter or other lease agreement made in the ordinary course of business and on the basis of arm's-length transactions;

(p)           Prepayment of Long-Term Debt.  Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:

(i)
that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to such Borrower as those of the Long-term Debt being refinanced; or

(ii)
the Borrowers give IFC at least thirty (30) days' advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Borrowers contemporaneously prepay a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.07B (Mandatory Prepayment);

(q)           Use of Proceeds.  Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(r)           Amendment of Action Plan.  The Borrowers shall not amend the Action Plan in any material respect without the prior written consent of IFC; or

(s)           Sanctionable Practices.  Engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.  The Borrowers further covenant that should IFC notify the Borrowers of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(p) (Representations and Warranties) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request.

Section 5.03.  Reporting Requirements.  Unless IFC otherwise agrees, each Borrower shall:

(a)           Quarterly Financial Statements and Reports.  As soon as available but in any event within forty-five (45) days after the end of each of the first, second and third calendar quarters of each Financial Year, deliver to IFC:

(i)	two (2) copies of such Borrower's complete unaudited financial statements for such quarter prepared in accordance with the Accounting Standards, certified by such Borrower's chief financial officer;

(ii)
a statement of all transactions between such Borrower and its Affiliates, and a certification by an Authorized Representative of such Borrower that all transactions entered into by such Borrower are on the basis of arm's-length arrangements;

(iii)	a statement of all charterhire or lease payment due or made for lease arrangements or Bareboat Charters;

(iv)	a report on any factors that have or could reasonably be expected to have a Material Adverse Effect on such Borrower; and

(v)	a certificate from such Borrower confirming no claims from master and crew on each Vessel owned by it;

(b)           Annual Financial Statements and Reports.   As soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year, deliver to IFC:

(i)	two (2) copies of its complete financial management accounts for such Financial Year, all in form satisfactory to IFC;

(ii)
a statement by such Borrower of all transactions between such Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by such Borrower's chief financial officer that those transactions were on the basis of arm's-length arrangements;

(c)           Valuations.  Within 60 days of the end of the Borrowers' Financial Year, deliver to IFC a valuation of the aggregate Fair Market Value of the Mortgaged Vessels, provided that if the Prospective Debt Service Coverage Ratio of the Guarantor is less than 1.5, IFC may request at any time during the Financial Year additional valuations of the aggregate Fair Market Value of the Mortgaged Vessels;

(d)           Management Letters.  Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by a Borrower) to such Borrower or its management in relation to such Borrower's financial, accounting and other systems, management or accounts;

(e)           Annual Monitoring Report.  Within ninety (90) days after the end of its Financial Year, each Borrower shall deliver to IFC an Annual Monitoring Report in the form attached as Schedule 8 confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 5.01 (Affirmative Covenants) and 5.02 (Negative Covenants) or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;

(f)            Notice of Accidents, Etc.  Within three (3) Business Days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(g)           Changes to Project; Material Adverse Effect.  Promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of such Borrower and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;

(h)           Litigation, Etc.  Promptly upon becoming aware of any litigation of administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps such Borrower is taking or proposes to take with respect thereto;

(i)            Default.  Promptly upon the occurrence of an Event of Default or a Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps such Borrower is taking to remedy it;

(j)            Insurance.  Deliver to IFC, in a timely manner, all insurance certificates, insurance reports and such other insurance-related information as IFC may reasonably request;

(k)           Amendments to Bareboat Charter or other lease arrangement.  Deliver to IFC, in a timely manner, a signed copy of any amendment made to the Bareboat Charter or other lease arrangement as such is permitted to be made by Section 5.02 (o) (Negative Covenants); and

(l)            Other Information.  Promptly provide to IFC such other information as IFC from time to time requests about each Borrower, its assets and the Project.

Section 5.04.  Shipping Covenants.  At all times during the Security Period, unless IFC otherwise agrees, each Borrower shall:

(a)           Ownership of Vessels; Chartering.

(i)	Own the entire legal and beneficial interest in each of the Vessels owned by it;

(ii)	Not let that Vessel on demise charter for any period, except to the Guarantor or another Guarantor Subsidiary or Cornamusa;

(iii)	Not enter into any charter in relation to that Vessel under which more than 2 months' hire (or the equivalent) is payable in advance, except in either case with IFC's prior written consent; or

(iv)	Not charter that Vessel otherwise than on bona fide arm's length terms at the time when that Vessel is fixed;

(b)           Employment of Vessels.

(i)	Not employ its Vessels in any way that might impair the value of IFC Security or in any manner contrary to any law or official requirement in any relevant jurisdiction;

(ii)
In the event of hostilities in any part of the world (whether war is declared or not), not cause or permit Vessels owned by it to enter or trade to any zone which is declared a war zone by any government or by that Vessel's war risks insurers unless the prior written consent of IFC has been given and such Borrower has (at its expense) effected any special, additional or modified insurance cover which the IFC may require;

(c)           Condition and Compliance with Laws and Requirements of Insurers.  Keep each Vessel owned by it, or as the case may be, shall procure that the Bareboat Charterer or the sub-bareboat charterer shall keep each Vessel owned by such Borrower:

(i)	in a good and safe condition and state of repairs so as to be consistent with first-class ownership and management practice;

(ii)
in compliance with all laws and regulations applicable to vessels registered at ports in the Parana-Paraguay River System or to vessels trading to any jurisdiction to which the vessels may trade from time to time; and

(iii)	in compliance with the requirements of the insurers;

(d)           Registration.

(i)            Maintain the registration of each Vessel owned by it, the title of such Borrower and the Mortgage in and under the laws of Liberia and other relevant countries;

(ii)	Not do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(iii)	Not change the flag or port of registry any Mortgaged Vessel (except for Paraguayan registration as part of the Project);

(e)           Inspection and Surveys.

(i)
Upon reasonable notice to the Borrowers, permit IFC representatives ((by surveyors or other persons appointed by it for that purpose, including representatives of the CAO) to board any Vessels owned by it at all reasonable times at the expense of the Borrowers, but without interrupting the operation and trading of that Vessel, to inspect her condition and her operating and insurance records or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections; and

(ii)
Submit the Vessel or Vessels owned by it regularly to all periodical or other surveys which may be required and, if so required by IFC, provide IFC with copies of all survey reports and, if IFC shall so require, cause the Vessels to be surveyed by a surveyor appointed by IFC; all costs arising in connection with any such survey or surveys (including, but not without limitation, the fees of the relevant surveyor or firm of surveyors appointed by IFC to make such survey or surveys) shall be borne by the Borrowers;

(f)            Prevention of and Release from Arrest or Detention.

(i)	Promptly discharge in so far as the same are due and payable:

(A)          all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or Vessels owned by it, or its earnings or Insurances;

(B)	all taxes, dues and other amounts charged in respect of the Vessel or Vessels owned by it, or its earnings or Insurances; and

(C)	all other outgoings whatsoever in respect of the Vessel or Vessels owned by it, or its earnings or Insurances;

(ii)
Forthwith upon receiving notice of the arrest of the Vessel or Vessels owned by it, or of her detention in exercise or purported exercise of any lien or claim, procure her release by providing bail or otherwise as the circumstances may require; and

(iii)	Immediately notify IFC of any arrest or detention of any Vessel owned by it, and of the steps taken to secure the release;

(g)           Requisition and Seizure.  In the event of requisition or seizure by any Authority of any Vessel owned by it, take all lawful steps as soon as possible to recover possession;

(h)           Information.

(i)	Promptly provide IFC with any information which it may reasonably request regarding:

(A)	amounts due to the master and crew of the Vessel or Vessels owned by it;

(B)
any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessel or Vessels owned by it and any payments made in respect of that Vessel or Vessels; and

(C)	any towages and salvages; and

(ii)
Upon IFC's request, give IFC information on any Vessel owned by it with respect to employment, position, state of repair, copies of all charterparties and other contracts of employment, and copies of deck and engine logs;

(i)           Legal Proceedings and Arbitration.  Notify IFC immediately of any legal proceedings or arbitration involving such Borrower or any Vessel owned by it (i) where a claim exceeds $500,000 or (ii) the proceedings relate to any alleged or actual breach of any Applicable S&E Law;

(j)           Contracts.  Perform and enforce the performance by charterers and shippers of all agreements and contracts relating to the Vessels owned by it; and

(k)           No Material Changes; Removal of Parts.  Save as contemplated by the Project:

(i)	not make any material change in the structure, type or speed of any Vessel owned by it unless such change enhances the value of such Vessel;

(ii)
not remove any material part of, or any item of equipment installed on, any Vessel owned by it unless (A) the removal does not reduce its Fair Market Value, (B) that removal is required to comply with safety regulations, or (C) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien or any right in favor of any person other than the Security Trustee and becomes on installation on the relevant Vessel the property of the relevant Borrower;

provided that each Borrower that owns a Vessel may install equipment owned by a third party if the equipment can be removed without any risk of damage to such Vessel.

Section 5.05.  Insurance Covenants.  Each Borrower undertakes with IFC to comply with the following provisions of this Section 5.05 (Insurance Covenants) at all times during the Security Period except as IFC may otherwise permit:

(a)           Obligatory Insurances.  Each Borrower insure and keep insured, with financially sound and reputable insurers, all its assets and business under insurances as specified in Annex C and any insurance required by law;

(b)           Renewal of Obligatory Insurances. Each Borrower that owns a Mortgaged Vessel shall:

(i)
at least 21 days before the expiry of any obligatory insurance effected by it, notify IFC of the brokers and any protection and indemnity or war risks association through or with whom such Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall notify IFC in writing of the terms and conditions of the renewal promptly after the renewal.

(c)           Hull and Machinery, War Risk and Increased Value Coverage; Letters of Undertaking.  With respect to hull and machinery, war risk and increased value coverage, each Borrower that owns a Mortgaged Vessel shall ensure that the brokers for such coverage provide IFC with true and correct copies of (i) all cover notes and/or certificates of entry and, if requested by IFC, pro forma copies of all policies relating to such insurances which they are to effect or renew and (ii) a letter or letters of undertaking in a form acceptable to IFC and provided that this is not inconsistent with market practice such letter or letters of undertaking shall include undertakings by such brokers that:

(A)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in an agreed form and complying with the provisions of paragraph (c)(ii) of Annex C;

(B)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(C)	they will advise IFC and/or the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(D)
they will notify IFC and/or the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify IFC and/or the Security Trustee of the terms of the instructions; and

(E)
they will not set off against any sum recoverable in respect of a claim relating to such Mortgaged Vessel under such obligatory insurances any premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for other insurances, they waive any lien on the policies relating to such  Mortgaged Vessel or, any sums received under them, which they might have in respect of premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for such other insurances, and they will not cancel such obligatory insurances by reason of non-payment of premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for such other insurances, and will arrange for a separate policy to be issued in respect of that Mortgaged Vessel forthwith upon being so requested by IFC and/or the Security Trustee.

(d)           Protection and Indemnity Coverage; Letters of Undertaking.  Each Borrower that owns a Mortgaged Vessel shall ensure that any protection and indemnity and/or war risks associations in which such Mortgaged Vessel is entered provides IFC with:

(i)            a copy of the certificate of entry for that Mortgaged Vessel; and

(ii)           a letter or letters of undertaking in agreed form;

(e)           Deposit of Original Policies for Hull and Machinery, War Risk and Increased Value Coverage.  With respect to hull and machinery, war risk and increased value coverage, each Borrower that owns a Mortgaged Vessel shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

(f)           Payment of Premiums.  Each Borrower that owns a Mortgaged Vessel shall punctually pay or cause to be paid all premiums or other sums payable in respect of the obligatory insurances effected for such Mortgaged Vessel and produce all relevant receipts when so required by IFC.

(g)           Guarantees.  Each Borrower that owns a Mortgaged Vessel shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

(h)           Compliance With Terms of Insurances.  Each Borrower that owns a Mortgaged Vessel shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(i)
such Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which IFC has not given its prior approval;

(ii)	such Borrower shall not make any changes relating to the manager or operator of such Mortgaged Vessel unless approved by the underwriters of the obligatory insurances; and

(iii)
such Borrower shall not employ such Mortgaged Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

(i)           Alteration to Terms of Insurances.  Each Borrower that owns a Mortgaged Vessel shall not make nor agree to any material alteration to the terms of any obligatory insurance (unless in the opinion of IFC such alteration is consistent with general market practice or relates to increased value) nor waive any material right relating to any obligatory insurance.

(j)           Settlement of Claims.  Each Borrower that owns a Mortgaged Vessel shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

(k)           Provision of Copies of Communications.  Each Borrower that owns a Mortgaged Vessel shall provide IFC at the time of each such communication, with copies of all written communications between such Borrower and:

(i)            the approved brokers;

(ii)           the approved protection and indemnity and/or war risks associations; and

(iii)          the approved insurance companies and/or underwriters,

which relate, in each case directly or indirectly to either any actual or threatened termination or material adverse change in the terms of any of the obligatory insurances or any recovery which, under the terms of any loss payable clause as referred to in paragraph (c) of Annex C, shall or may be payable to IFC.

(l)           Provision of Information.  In addition, each Borrower that owns a Mortgaged Vessel shall promptly provide IFC (or any persons which it may designate) with any information which IFC (or any such designated person) requests from time to time for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the obligatory insurances effected or proposed to be effected; and/or

(ii)	effecting, maintaining or renewing any such insurances as are referred to in Annex C or dealing with or considering any matters relating to any such insurances,

and such Borrower shall, forthwith upon demand, indemnify IFC in respect of all fees and other expenses incurred by or for the account of IFC in connection with any such report as is referred to in paragraph (i) above.

(m)           Review of Insurance Requirements.  IFC may review the requirements of this Section 5.05 (Insurance Covenants) from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of IFC significant and capable of affecting the Borrowers or the Vessels owned by them and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject.)

(n)           Modification of Insurance Requirements.  IFC shall notify the Borrowers of any proposed modification under 5.05 (m) to the requirements of this Section 5.05 (Insurance Covenants) which IFC, may reasonably consider appropriate in the circumstances and, after consultation and taking full account of the Borrowers' opinions, such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Section 5.05 (Insurance Covenants) and shall bind the Borrowers accordingly.

(o)           Compliance with Instructions.  Upon notice to the Borrowers, the Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Transaction Document) to require any Mortgaged Vessel to remain at any safe port or to proceed to and remain at any safe port designated by IFC until the Borrowers implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Section 5.05 (n) (Modification of Insurance Covenants).

(p)	Application of Proceeds.

(i)
At its discretion, IFC may remit the proceeds of any insurance paid to it (via the Security Trustee) to the Borrowers to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.07B (Mandatory Prepayment), provided that there shall be no minimum amount or notice period for any such prepayment; and

(ii)
The Borrower shall use any insurance proceeds it receives (whether from IFC, the Security Trustee on behalf of IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset or apply towards the Project unless otherwise directed by IFC.

ARTICLE VI

Events of Default

Section 6.01.  Acceleration after Default.  If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrowers, require the Borrowers to repay the Loan or such part of the Loan as is specified in that notice.  On receipt of any such notice, the Borrowers shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 2.07A (Voluntary Prepayment) on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrowers waive any right they might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02.  Events of Default.  It shall be an Event of Default if:

(a)           Failure to Pay Principal or Interest.  The Borrowers fail to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of five (5) days;

(b)           Failure to Pay Other IFC Loans.  A Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to such Borrower other than the Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;

(c)           Failure to Comply with Obligations.  A Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between such Borrower and IFC (other than for the payment of the principal of, or interest on, the Loan), and any such failure continues for a period of thirty (30) days after the date on which IFC notifies such Borrower of that failure;

(d)           Failure by Other Parties to Comply with Obligations.  Any party to a Transaction Document (other than IFC or the Borrowers) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrowers of that failure, provided that in the case of a breach of the Section 6.01(k) of the Guarantee Agreement, the grace period shall be 90 days so long as the Guarantor Historical Debt Service Coverage Ratio is not less than 1.2;

(e)           Misrepresentation.  Any representation or warranty made in Article III or by any other party to a Transaction Document or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(f)           Expropriation, Nationalization, Etc.  Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of a Borrower, the Guarantor or any Major Guarantor Subsidiary, or its respective capital stock, or assumes custody or control of that property or other assets or of the business or operations of such Borrower, the Guarantor or such Major Guarantor Subsidiary or of its respective capital stock, or takes any action for the dissolution or disestablishment of such Borrower or the Guarantor or such Major Guarantor Subsidiary or any action that would prevent a Borrower, the Guarantor, such Major Guarantor Subsidiary or their respective officers from carrying on all or a substantial part of its business or operations;

(g)           Involuntary Proceedings.  A decree or order by a court of competent jurisdiction is entered against any Borrower, the Guarantor or any Major Guarantor Subsidiary:

(i)	adjudging such Person bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, such Person under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

(h)           Voluntary Proceedings.  Any Borrower, the Guarantor or any Major Guarantor Subsidiary:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)
files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i)            Attachment.  An attachment or analogous process is levied or enforced upon or against any of the assets of a Borrower or more than 5% of the assets of the Guarantor and either is not discharged within sixty (60) days unless it is being contested in good faith by the affected party and the attachment is simply recorded with no effect either on the freedom of the attached assets to navigate or their earning capacity or on the free disposition of such earnings or replaced by a bond, guarantee or other substitute collateral provided by the insurers of such Person;

(j)            Analogous Events to Bankruptcy.  Any other event occurs with respect to a Borrower, the Guarantor or any Major Guarantor Subsidiary which under any applicable law would have an effect analogous to any of those events listed in Section 6.02 (g), Section 6.02(h) and Section 6.02 (i) (Events of Default);

(k)           Cross-Default.

(i)
Any Borrower, the Guarantor or any Major Guarantor Subsidiary fails to make any payment in respect of any of its Financial Debt (other than the Loan) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Financial Debt, and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand;

(ii)	An Event of Default has occurred and is continuing under any UABLPY Loan Document or any Parallel Loan Document;

(iii)	The Guarantor breaches any of its obligations under the Guarantee Agreement;

(iv)	Any Guarantor Subsidiary (other than the Borrowers) breaches any of its obligations under a Transaction Document to which it is a party;

(l)            Failure to Maintain Authorizations.  Any Authorization necessary for the Borrowers, the Guarantor or a Major Guarantor Subsidiary to perform and observe their obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrowers requiring that restoration or reinstatement, provided that such failure shall not be an Event of Default under this Section if the relevant Authorization is not related to (i) due organization or corporate existence, (ii) any Mortgaged Vessel, or (iii) assets representing more than 5% of the Guarantor's Vessels at any time;

(m)           Revocation, Etc., of Security Documents.  Any Security Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)
is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for (A) a period of thirty (30) days during which period such repudiation or challenge has no effect; or (B) such shorter period as ends immediately before such repudiation or challenge becomes effective;

(n)           Revocation, etc., of Transaction Documents.  Any Transaction Document (other than a Security Document) or any of its provisions:

(i)
is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC's notice to the Borrowers; or

(ii)	becomes unlawful or is declared void; or

(iii)
is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC's notice to the Borrowers requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective; or

(o)           Notes.  There occurs the enforcement of any collateral, security interest or guarantee created by or given, as the case may be, by a Borrower or any Guarantor Subsidiary securing the repayments of the Notes and all amount due to holders of the Notes.

Section 6.03.  Bankruptcy.  If any Borrower, the Guarantor or a Major Guarantor Subsidiary is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrowers waive.

ARTICLE VII

Miscellaneous

Section 7.01.  Saving of Rights.  (a)  The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrowers shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrowers, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)           No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c)           Unless otherwise notified to the Borrowers by IFC and without prejudice to the generality of Section 7.01 (b) (Saving of Rights), the right of IFC to require compliance with any condition under this Agreement that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)           No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02.  Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Subject to Section 5.03 (h) and (i) (Reporting Requirements) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For any Borrower:

Capital Plaza Building, 15th Floor
Paseo Roberto Motta
Costa del Este
PO Box 0816-02984
Panama, Republic of Panama
Facsimile: +507-263-5305

with a copy to:

Ravenscroft Ship Management Inc.
3251 Ponce de Leon Blvd.
Coral Gables, Florida 33134
Facsimile: +305-507-2001

For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Facsimile:  +1 (202) 974-4318

Attention:  Director, Infrastructure Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile:  202-522-7419.

Section 7.03.  English Language.  (a)  All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b)           To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.  IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrowers.  IFC may deem any such English translation to be the governing version between the Borrowers and IFC.

Section 7.04.  Term of Agreement.  This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05.  Applicable Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)           For the exclusive benefit of IFC, each of the Borrowers irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which a Borrower is a party may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York  located in the Borough of Manhattan.  By the execution of this Agreement, each Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Final judgment against a Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Republic of Panama and the Republic of Liberia, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)           Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue a Borrower in the Republic of Panama or the Republic of Liberia or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon a Borrower in any manner authorized by the laws of any such jurisdiction.

(d)           Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(e)           As long as this Agreement remains in force, each Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement.  Each Borrower shall keep IFC advised of the identity and location of such agent.

(f)            Each Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices).  In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to such Borrower.

(g)           Service in the manner provided in Sections 7.05 (d), (e) and (f) (Applicable Law and Jurisdiction) in any action, suit or proceeding will be deemed personal service, will be accepted by a Borrower as such and will be valid and binding upon such Borrower for all purposes of any such action, suit or proceeding.

(h)           Each Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(i)           To the extent that a Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j)           Each Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America.  Each Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(k)           To the extent that a Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05 (b) (Applicable Law and Jurisdiction) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which such Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of such Borrower, or to post a bond or to take similar action, such Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06.  Disclosure of Information.  (a)  IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrowers, the Guarantor or any Guarantor Subsidiary to:

(i)	its outside counsel, auditors and rating agencies,

(ii)	any Person who intends to purchase a participation in a portion of the Loan, provided that such Person has entered into a suitable non-disclosure agreement, and

(iii)
any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC's rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)           The Borrowers acknowledge and agree that, notwithstanding the terms of any other agreement between the Borrowers and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) (Disclosure of Information) does not violate any duty owed to the Borrowers under this Agreement or under any such other agreement.

(c)           The Borrowers, the Guarantor and Ultrapetrol may disclose the contents of the Transaction Documents as may be required by law or by the rules of the exchange on which such Person's securities are quoted.

Section 7.07.  Successors and Assignees.  This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrowers may not assign or delegate any of their rights or obligations under this Agreement without the prior consent of IFC.

Section 7.08.  Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.09.  Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

UABL BARGES (PANAMA) INC.

By     :  _______________________
Name:  Felipe Menendez Ross
Title  :  Attorney-in-Fact

UABL TOWING SERVICES S.A.

By     :  _______________________
Name:  Felipe Menendez Ross
Title  :  Attorney-in-Fact

MARINE FINANCIAL INVESTMENT CORP.

By     :  _______________________
Name:  Felipe Menendez Ross
Title  :  Attorney-in-Fact

EASTHAM BARGES INC.

By     :  _______________________
Name:  Felipe Menendez Ross
Title  :  Attorney-in-Fact

INTERNATIONAL FINANCE CORPORATION

By     :  _______________________
Name:  _______________________
Title  :  _______________________

ANNEX A

PROJECT COST AND FINANCIAL PLAN

ESTIMATED PROJECT COST	US$000%
Pushboat Modification & Re-Engining: Construction of Zonda 1	52,463	23.3
Existing Barge Enlargement and Rebottoming	58,000	25.8
Barge/Pushboat Construction and Purchase	114,308	50.9
TOTAL PROJECT COST	224,771	100.0

FINANCIAL PLAN
IFC Loan	60,000	26.7
Parallel Loan (from OFID)	15,000	6.7
Internal Cash Flow/Shareholders' Loan(s)	149,770	66.6
TOTAL SOURCES OF FINANCING	224,771	100.0

ANNEX B

PROJECT AUTHORIZATIONS

Section 1 - Authorizations Already Obtained

(a)
authorizations relating to the business of each of the Borrowers, the Guarantor and each Guarantor Subsidiary (other than the Borrowers) as it is presently carried on and as it is contemplated to be carried on;

(b)
resolutions of the board of directors of each of the Borrowers authorizing the execution and performance by each of the Borrowers of this Agreement and the other Transaction Documents to which each Borrower is a party;

(c)
resolutions of the board of directors of each of the Guarantor and each Guarantor Subsidiary (other than the Borrowers) authorizing the execution and performance by each of the Guarantor and each Guarantor Subsidiary (other than the Borrowers) of the Transaction Documents to which each is a party; and

(d)
resolutions of the shareholders of the Guarantor approving the resolutions of the Guarantor's board of directors and the the execution and performance by the Guarantor of the Transaction Documents to which it is a party.

Section 2 - Authorizations to be Obtained Prior to or Concurrently with a Disbursement for Purposes of Sections 4.01 (Conditions of Disbursement)

(a)	the registration of each of UABLPN, UABLTS and Marine Financial as a "foreign maritime entity" within the meaning of Section 51(5)(c) of the Liberian Maritime Law;

(b)	the recordation of title to each Mortgaged Vessel in the name of its owner by the Deputy Commissioner's Office;

ANNEX B

(c)	the recordation of the Mortgage on each Mortgaged Vessel by the Deputy Commissioner's Office;

(d)	the authorization by the Deputy Commissioner's Office of the Bareboat Registration of each Mortgaged Vessel;

(e)	Certificate of Registry of each Mortgaged Vessel under the Paraguayan flag.

ANNEX C

INSURANCE REQUIREMENTS

(a)           Maintenance of Obligatory Insurances.  Each Borrower shall keep each Vessel owned by it insured, at its own expense, against:

(i)	fire and usual marine risks (including hull and machinery and excess risks);

(ii)	war risks;

(iii)	protection and indemnity risks; and

(iv)
any other risks (excluding loss of earnings insurance) against which IFC may advise, having regard to practices and other circumstances prevailing at the relevant time, that it would be reasonable for such Borrower to insure, as specified by IFC by notice to such Borrower.

(b)           Terms of Obligatory Insurances.  Each Borrower that owns a Vessel shall effect such Insurances:

(i)            in Dollars;

(ii)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis (including increased value) equal at all times to the Fair Market Value of such Vessel or, in the case of Mortgaged Vessels, in an amount on an agreed value basis (including increased value) equal at all times to the greater of (A) the Fair Market Value of such Mortgaged Vessel and (B) for so long as any amounts are outstanding under this Agreement, the UABLPY Loan Agreement and the Parallel Loan Agreement, an amount which, when added to the amounts of such insurance on the other Mortgaged Vessels, is 110% of the aggregate outstanding principal amount due and owing by the Borrowers under this Agreement, the UABLPY Loan Agreement and the Parallel Loan Agreement;

(iii)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(iv)	in relation to protection and indemnity risks in respect of the full tonnage of each Vessel;

(v)	on terms approved by IFC; and

(vi)
through brokers and with insurance companies and/or underwriters approved by IFC acting or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations, at all times with reputable international brokers, companies, underwriters and mutual insurance associations.

(c)           Further Protections for IFC.  In addition to the terms set out in paragraph (b) above, each Borrower that owns a Mortgaged Vessel shall procure that the obligatory insurances shall:

(i)
if so required by IFC and in so far as obtainable on reasonable commercial terms (except in relation to risks referred to in paragraphs (b)(iii) and (iv)) name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)	in relation to risks referred to in paragraphs (b)(iii) and (iv), name (or be amended to name) the Security Trustee and IFC as co-assureds under a Misdirected Arrows clause;

(iii)	name the Security Trustee as loss payee in accordance with the loss payable clauses attached as exhibits to the Insurance Assignment in respect of such Mortgaged Vessel;

(iv)
provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee in respect of such Mortgaged Vessel shall be made without set-off, counterclaim or deductions or condition whatsoever except as permitted by Section 5.05 (c) (ii) (E) (Insurance Covenants);

(v)
provide that the insurers shall waive, to the fullest extent permitted by law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee under the Security Documents, until the Loan shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (iv) from making personal claims against persons (other than any Borrower, IFC or the Security Trustee) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(vi)
provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by IFC or the Security Trustee in respect of the Mortgaged Vessels (but in no case shall IFC have double insurance for the same risks);

(vii)	provide that the Security Trustee may make proof of loss if the relevant Borrower fails to do so; and

(viii)
provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of IFC or the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to IFC or the Security Trustee for 15 days (or 7 days in the case of war risks) after receipt by IFC and the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

(d)           Reinsurance.  In respect of any reinsurance relating to any Mortgaged Vessel owned by a Borrower for which there is a legal obligation to place the primary insurance in the local market where the such Mortgaged Vessel operates or in which such Mortgaged Vessel is registered or in which a bareboat charter agreement in respect thereof is registered, such primary insurance shall contain a "cut-through" clause acceptable to IFC if permitted by applicable laws of such place if obtainable from reinsurers on normal commercial terms.

(e)           Mortgagee's Interest Insurance.  In respect of the Mortgaged Vessels, the Borrowers shall subscribe and thereafter maintain and renew, at their sole expense, in an amount not less than 110 percent of the aggregate of the Loan, the UABLPY loan and the Parallel Loan), on such terms, through such insurers and generally in such manner as IFC and/or the Security Trustee may from time to time consider appropriate, a mortgagee's interest marine insurance covering the Mortgaged Vessels and providing for the indemnification of IFC, OFID and the Security Trustee for any losses under or in connection with any Security Document which directly or indirectly result from loss of or damage to any Mortgaged Vessel covered by such insurance or a liability of any such Mortgaged Vessel or of the Borrower that owns such Mortgaged Vessel or the operator thereof, being a loss or damage which is prima facie covered by an obligatory insurance under paragraph (a) above but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning, among other things:

(i)
any act or omission on the part of the relevant Borrower, of any operator, charterer, manager or sub-manager of any such Mortgaged Vessel or of any officer, employee or agent of the relevant Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance; and/or

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the relevant Borrower, any other person referred to in paragraph (A) above, or of any officer, employee or agent of the relevant Borrower or of such a person, including the casting away or damaging of any such Mortgaged Vessel and/or any such Mortgaged Vessel being unseaworthy.

The Borrowers shall upon demand fully indemnify IFC and/or the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

ANNEX D

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms "Corrupt Practices", "Fraudulent Practices", "Coercive Practices", "Collusive Practices" and "Obstructive Practices" in the context of IFC operations.

1.             Corrupt Practices

A "Corrupt Practice" is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

                Interpretation

A.
Corrupt practices are understood as kickbacks and bribery.  The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation.  Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.
It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor's books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

ANNEX D

C.
In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.
Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.
The World Bank Group does not condone facilitation payments.  For the purposes of implementation, the interpretation of "Corrupt Practices" relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.             Fraudulent Practices

A "Fraudulent Practice" is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

            Interpretation

A.
An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false.  Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a "Fraudulent Practice" for purposes of this Agreement.

B.
Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity.  It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group.  Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations.  Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

ANNEX D

3.             Coercive Practices

A "Coercive Practice" is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

            Interpretation

A.
Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.
Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.             Collusive Practices

A "Collusive Practice" is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

ANNEX D

5.             Obstructive  Practices

An "Obstructive Practice" is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC's access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice  .

Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX E

ENVIRONMENTAL AND SOCIAL ACTION PLAN

#	Action	Indicator	Deadline
1	UABL's EHS Management Systems: Update UABL's Environmental, Health and Safety Management System to explicitly include reference to IFC's Social and Environmental Performance Standards.	Copy of UABL's EHS Management System's Policy including explicit reference to IFC's PSs acceptable to IFC.	December, 2008
2	PM Emission Reduction: Demonstrate that Particulate Matter (PM) emissions from UABL's new and re-engineered engines are the lowest economically achievable and represent good practice.	Copy of document evidencing good practice for PM emission reduction by UABL acceptable to IFC.	June, 2009
3
Employees Grievance Redress Procedure:  Develop and implement a grievance procedure for all workers in accordance to international best practice and include it in UABL's the Human Resource (HR) Policy.  The grievance procedure should be made available to all employees and be endorsed by senior management. The procedure should cover: i) inclusion of a statement in the HR policy describing the grievance procedure standards, organizational set up and management responsibilities; ii)  define accessible channels to receive grievances; iii) define grievance procedure; iv) define organizational set up and responsibilities; v) communication strategy to ensure that the procedure is disseminated to all employees; v) required documentation, forms, tools and records; and vi) monitoring, measurement and corrective and preventive actions.
		Updated HR Policy and employee grievance procedure acceptable to IFC.	March, 2009

#	Action	Indicator	Deadline
4
Community Engagement and Grievance Redress Mechanism: Develop and implement as part of the company's EHS Management system a community engagement and grievance redress mechanism for communities surrounding UABL operations. The mechanisms should cover the following elements: i) stakeholder identification; ii) define organizational responsibilities; iii) define effective mechanisms and strategies to inform surrounding communities about UABL's operations on on-going basis; and iv) define an accessible mechanism to receive, register and respond to community grievances.
		Community engagement and grievance redress mechanism acceptable to IFC.	March, 2009
5
UABL's Terminals and Shipyards Traffic Plan: Define plans and implementation schedules with a set of activities, measures and processes to be implemented to mitigate impacts and risks related to increased vehicular traffic through UABL's terminals and shipyards. Such plan should be consistent with anticipated impacts on surrounding communities and could
		Updated traffic plans acceptable to IFC.	June, 2009

#	Action	Indicator	Deadline

include measures to minimize risk of traffic accidents inside and outside the facilities such as: speed limitations, limiting hours of facility operation (as appropriate), installation of cross-walks, signage, communication with communities and installation of traffic calming devices to help prevent accidents.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(k) of the Loan Agreement)

[Borrower's / Guarantor/ Bareboat Charterer Letterhead]

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention:  Director, ____________ Department

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement between you, UABL Barges (Panama) Inc., UABL Towing Services S.A., Marine Financial Investment Corp. and Eastham Barges Inc. dated ________, ___ (the "Loan Agreement"), I, the undersigned [name of office] of [Name of Party], ("[●]"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons, each of whom are, and will continue to be, authorized:

(a)           [for the Borrowers only] to sign on behalf of [●] the requests for the disbursement of funds provided for in Section 2.02 of the Loan Agreement;

(b)           to sign the certifications provided for in Sections 4.01 and 4.02 of the Loan Agreement; and

SCHEDULE 1

(c)           to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and [●] may be parties.

Name*	Office	Specimen Signature

______________________________________	______________________________________	______________________________________
______________________________________	______________________________________	______________________________________
______________________________________	______________________________________	______________________________________

You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of [●] that they, or any of them, is no longer so authorized.

Yours truly,

[NAME OF COMPANY]

By
[Title]

*	Designations may be changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[Borrowers' Letterhead]

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention:  [Director, ____________ Department]

Ladies and Gentlemen:

Investment No. ____
Request for Loan Disbursement No. [    ]*

1.           Please refer to the Loan Agreement (the "Loan Agreement") dated ___________, ___, between UABL Barges (Panama) Inc., UABL Towing Services S.A., Marine Financial Investment Corp. and Eastham Barges Inc. (the "Borrowers") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.           The Borrowers irrevocably request the disbursement on ____________, ____ (or as soon as practicable thereafter) of the amount of ____________ (____________) under the Loan (the "Disbursement") in accordance with the provisions of Section 2.02 of the Loan Agreement.  You are requested to pay such amount as follows: [insert payment instructions]

*           Each to be numbered in series.

SCHEDULE 2

3.           For the purpose of Sections 4.01 and 4.02 of the Loan Agreement, the Borrowers certify as follows:

(a)           no Event of Default and no Potential Event of Default has occurred and is continuing;

(b)           the proceeds of the Disbursement are at the date of this request needed by the Borrowers for the purpose of the Project, or will be needed for such purpose within three (3) months of such date, or are for the repayment of Shareholder Loans outstanding as of the date of the Disbursement and attached hereto are copies of the most recently published financial statements evidencing such Shareholder Loan(s) and the amount outstanding is confirmed by the Guarantor's chief financial officer as at the date of the Disbursement;

(c)           since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)           since the date of the Loan Agreement none of the Borrowers, the Guarantor or any other Guarantor Subsidiary has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 of the Loan Agreement);

(e)           the representations and warranties made in Article III of the Loan Agreement and Article V of the Guarantee Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date;

(f)           the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g)           after giving effect to the Disbursement, none of the Borrowers or the Guarantor will not be in violation of:

(i)	its Constitutive Documents;

SCHEDULE 2

(ii)	any provision contained in any document to which such Person is a party (including the Loan Agreement) or by which such Person is bound; or

(iii)
any law, rule, regulation, Authorization or agreement or other document binding on such Person directly or indirectly, limiting or otherwise restricting such Person's borrowing power or authority or its ability to borrow.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement.  If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrowers undertake to immediately notify IFC.

Yours truly,

[NAME OF BORROWERS]

By
Authorized Representative

Copy to:    Director, Department of Financial Operations
    International Finance Corporation

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrowers' Letterhead]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention:  Director, Department of Financial Operations

Ladies and Gentlemen:

Investment No. ____
Disbursement Receipt No. [    ]*

We, [Name of Borrowers], hereby acknowledge receipt on the date hereof, of the sum of ___________  (___) disbursed to [●] by International Finance Corporation ("IFC") under the Loan of __________ (___) provided for in the Loan Agreement dated ______, ____ between us and International Finance Corporation.

Yours truly,

[NAME OF BORROWERS]

By
Authorized Representative**

*              To correspond with number of the Disbursement request.  See Schedule 2.

**	As named in the Borrower's Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 4

FORM OF ACCEPTANCE OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 4.01 (l) of the Loan Agreement)

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C.  20433
Attention:  _______________
Re:  [Country/_________]

Dear Sirs:

Reference is made to Section ____ of the Loan Agreement dated _______ (the "Loan Agreement") between _________ (the "Borrowers") and International Finance Corporation ("IFC").  Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section ___ of the Loan Agreement the Borrowers have irrevocably designated and appointed the undersigned, CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as their authorized agent to receive for and on their behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

SCHEDULE 4

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section [_] of the Loan Agreement, from _______ until ___________ and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section ______ of the Loan Agreement and (iii) shall forward promptly to the Borrowers any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section [_] of the Loan Agreement.

Very truly yours,

CT Corporation System

By
Title:

cc:  [Borrowers]

SCHEDULE 5

FORM OF LETTER TO GUARANTOR'S AUDITORS
(See 5.01(e) of
the Loan Agreement)

[Borrowers' Letterhead]

[Date]

[NAME OF AUDITORS]
[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America ("IFC"), all such information as IFC may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company, UABL Limited and the following subsidiaries of the undersigned company: UABL Barges (Panama) Inc., UABL Towing Services S.A., Marine Financial Investment Corp. and Eastham Barges Inc. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned companies and IFC dated ___________, ____ (the "Loan Agreement").  For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned companies to IFC to enable us to satisfy our obligation to IFC under Section 5.03 (b) (i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 5.03 (c) of the Loan Agreement, we are obliged to provide IFC with a copy of any management letter or other communication sent by you to the undersigned company or its management in relation to such company's financial, accounting and other systems, management or accounts.

SCHEDULE 5

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

[NAME OF BORROWERS]

By
Authorized Representative

Enclosure

cc:           Director
[Name of Department]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

SCHEDULE 6

FORM OF BORROWER'S CERTIFICATION
ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02 (a) of the Loan Agreement)
[Borrower's Letterhead]

International Finance Corporation	[Date]
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: _______________	Re:
[Country/_________]

Dear Sirs:

1.            Please refer to the Loan Agreement (the "Loan Agreement") dated ____________, ____ between [Name of Borrowers] (the "Borrowers") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.             This is to inform you that [●] plans a distribution of dividends to its shareholders in the aggregate amount of ______________ (______), such distribution to commence on or about _________, ___.  Pursuant to Section 5.02 (a) of the Loan Agreement, [●] hereby certifies that, as at the date hereof:

(a)
the proposed payment or distribution is out of retained earnings or out of any other reserves legally created for such purpose; provided always that the sum of the retained earnings and such reserves is not less than zero after giving effect to such payment; and

(c)	both before and after giving effect to the proposed distribution no Event of Default or Potential Event of Default has occurred and is continuing;

SCHEDULE 6

3.             [●] undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, [●] could not certify the matters in section 2 of this certification.

Yours truly,

[NAME OF BORROWER]

By
Authorized Representative

SCHEDULE 7

ACCEPTABLE BROKERS

(See Section 1.01 of the Loan Agreement)

1.	Cooper Brothers S.R.L.
Viamonte 464 Piso 10
Buenos Aires, Argentina
Attn: Gustavo Cassiau
	Phone:	11-54-14-311-3121 / 3
	Fax:	11-54-14-312-2545

2.	Atlantic Shipping Brokers Inc. D.B.A. Southport Atlantic
11380 Prosperity Farms Road, Suite 104
Palm Beach Gardens, Florida 33410
Attn: Arthur Beckmann
	Phone:	561-775-3323
	Fax:	561-775-7539

3.	Merrill Marine Remarketing & Capital Group
11722 Studt Avenue
St. Louis, Missouri 63141
Attn: Pete Merrill
	Phone:	314-569-2400
	Fax:	314-569-4049

SCHEDULE 8

ENVIRONMENTAL AND SOCIAL PERFORMANCE

ANNUAL MONITORING REPORT (AMR)

Paraguay

Ultrapretrol
UABL II
Project 26858

Reporting Period: (month/year) through (month/year)

amr completion date: (day/month/year)

Introduction

The Annual Monitoring Report

This Annual Monitoring Report ("AMR") is being delivered by the undersigned, Ultrapetrol Ltda. / UABL (the "Company") in connection with the Loan Agreement dated [______], 2008 (as amended, supplemented or modified and in effect from time to time, the "Loan Agreement") between the Company and International Finance Corporation ("IFC").  This document comprises IFC's preferred format for environmental and social performance reporting.

IFC's Investment Agreement requires designated Ultrapetrol / UABL personnel to complete and submit annual environmental and social monitoring reports no later than ______ (___) days after the end of the Company's fiscal year.

IFC Contact Information

If you have any questions regarding the AMR or wish to discuss completion of the AMR please contact the following Investment Officer or Environmental and Social (E&S) Specialist.

Investment Officer	Name: Han Cao Phone: 1-202-4584242 Email: acao@ifc.org	E&S Specialist	Name: Jorge Villegas Phone: 1-202-458-1121 Email: jvillegas@ifc.org

1 ENVIRONMENTAL AND SOCIAL MANAGEMENT

1.1	AMR Preparer

Name and Title: Phone: Email:

I certify that the data contained in this AMR completely and accurately represents Company operations during this reporting period.

Ultrapetrol Ltda. / UABL Employee Name	Signature

Name of Third Party Organization and	Signature
Representative Certifying This Document

1.2	Environmental Responsibility Chart

Please name the individuals in the company who hold responsibility for environmental and social performance (e.g. Environment Manager, Occupational Health and Safety Manager, Community Relations Manager) and give their contact information (Name, Address, Telephone Number, Fax Number, E-mail Address).

1.3	Compliance with IFC's requirements 1

Is the Company currently in compliance with IFC's requirements pursuant to the Loan Agreement?  If no, explain.

For reference, the applicable Performance Standards2 are:

•	PS 1: Social and Environmental Assessment and Management Systems
•	PS 2: Labor and Working Conditions
•	PS 3: Pollution Prevention and Abatement
•	PS 4: Community Health, Safety and Security

The applicable IFC Environmental, Health and Safety guidelines are:

•	IFC General Environmental, Health and Safety Guidelines dated April 2007; and
•	IFC Environmental, Health, and Safety Guidelines for Shipping, dated April 2007
•	IFC Environmental, Health, and Safety Guidelines for Ports, Harbors, and Terminals, dated April 2007
•	IFC Environmental, Health, and Safety Guidelines for Crude Oil and Petroleum Product Terminals, dated April 2007

1.4	Summary of Current Operations

Describe the status of the Project's implementation during the reporting period, including key milestones.

Describe any significant changes since the last report in the Company or in the day-to day operations of the Project that may affect Environmental, Social, Health and Safety (ESHS) performance.

1 See all IFC Performance Standards and EHS Guidelines at
http://www.ifc.org/ifcext/enviro.nsf/Content/EnvSocStandards.

Describe any management initiatives (e.g. ISO 14001, ISO 9001, OHSAS 18001, or any other Quality/ESHS certifications).

Describe the Company's approach and progress on implementing ESHS management across all Project activities.

Except for specific ongoing improvements and corrective measures as defined in the environmental permits, is the Company currently in compliance with applicable national and local ESHS laws and regulations?  If no, explain.

Have any Governmental Authorities inspected or reviewed the Company's environmental compliance?  If so, please describe.

Discuss Governmental Approvals received and any difficulties or issues related to Governmental Approvals.

2 LABOR AND OCCUPATIONAL HEALTH AND SAFETY PERFORMANCE (OHS)

2.1	Labor

Describe any changes to the Company's labor/human resources policy and procedures during the reporting period.

Describe the Project's labor force at the end of the reporting period, including a quantitative summary of staff directly employed and number of contract workers regularly present at the Company's facilities but employed through an agent or subcontractor, and key reasons for changes during the period.  Please summarize employees by gender.

Describe any unions or other workers' organizations that represent staff at the Company's facilities (both employees and contract staff), and any new collective bargaining agreements, strikes or other labor disputes/actions, or grievances reported, and actions taken by the Company.

Please provide a summary of the number and type of grievances received through the Company's employee grievance redress mechanism and the responses provided

2.2	Occupational Health and Safety

Please list any reports submitted to any National government authorities, e.g. labor, spill, OHS, fire and safety inspections, compliance monitoring, emergency exercises, as well as comments received and corrective actions taken.  National government authorities monitoring and inspections with subsequent actions taken shall also be summarized and reported.

Describe the status of worker health and safety programs and training.  Provide a quantitative summary of work-related accidents affecting the Company or its contractors, including a discussion of trends, response measures taken, and other actions taken to reduce accidents.  Provide a summary of on-going implementation measures relating to any accidents reported in a previous reporting year.

Provide a summary of any significant accidents, fires, or explosions, spills or other major accidental releases to the environment.  Include response measures taken and any improvements made to equipment or procedures as a result.  Provide a summary of on-going implementation measures relating to any significant accidents reported in a previous reporting year.

Describe any other events3 that may have caused damage, brought about injuries or fatalities or other health problems, attracted the attention of outside parties, affected project labor or adjacent populations, affected cultural property, etc.  Attach photographs, newspaper articles, or other supporting information that would be useful for IFC to understand the incident and associated environmental and social issues.

1.     Statistics (Total Amounts)
	This reporting period		Reporting period 1 year ago		Reporting period 2 years ago
Report Total numbers for each parameter	Company employees	Contractor employees	Company employees	Contractor employees	Company employees	Contractor employees
Employees
Man-hours worked
Fatalities
Non-fatal injuries4
Lost workdays5
Vehicle collisions6
Spills
Incidence7

3 Examples of significant incidents follow.  Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases; industrial injuries; fatalities including transportation; ecological damage/destruction; local population disruption; disruption of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes.

4 Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

5 Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

6 Vehicle Collision: When a vehicle (device used to transport people or things) collides (comes together with violent force) with another vehicle or inanimate or animate object(s) and results in injury (other than the need for First Aid) or death.

7 Calculate incidence using the following equation: incidence= total lost workdays/ 100,000 man-hours worked.
Use the total lost workdays to calculate the incidence for this reporting period, reporting periods 1 year ago and 2 years ago, as required above.

Please provide information regarding progress of the activities, measures and processes implemented by UABL to mitigate impacts and reduced risks related to increased vehicular traffic flows generated by UABL's terminals and shipyards.

3	POLLUTION AND ABATEMENT

Provide summaries of any inspections or testing by the regulatory agencies or by the Company during the reporting period.  Documents prepared for reporting to Government agencies can supplement or substitute as appropriate.  The Company should provide summaries of inspections and testing, as available, for the following:

➢	Air emissions (NOx, SOx, PM, etc)8
➢	Ambient air quality
➢	Sanitary effluent discharges
➢	Ambient noise (exterior to the facilities)
➢	Workplace noise
➢	Workplace air quality
➢	Non-hazardous solid and liquid waste management
➢	Hazardous materials management
➢	Hazardous waste management
➢	Wastewater management at maintenance areas and vessels

8 For guidance on emissions standards for vessels see IFC's EHS Guidelines for Shipping and IMO standards.

Please discuss any actions taken to maintain PM emissions levels from vessels at the lowest level economically achievable.

Please provide information regarding utilization of low sulfur fuel oil for vessels to ensure compliance with IMO Standards (i.e. percentage of total fuel used, samples of Fuel Recording Books –MARPOL-, etc).

Greenhouse Gas ("GHG") emissions – Report on the Project's estimated GHG emissions (as tons equivalent of CO2) for the reporting period and the trend over time as efficiency or fuel quality improvements are implemented for the Company's fleet.

Monitoring parameter that exceeds IFC/IMO standards and local regulations	Cause for monitoring parameter exceedance	Corrective action plan	Completion date	Cost	% Complete/ Status

4	COMMUNITY ENGAGEMENT

Discuss how the Company consults and informs communities in its area of influence, and the mechanisms in place for the public to contact the Company with complaints or concerns (i.e., grievance procedures).  Describe any significant grievances received during the reporting period and how they were processed and resolved.

Describe any Company support for host community development projects and local government initiatives, including local employment (if any)